Execution Version

PURCHASE AND SALE AGREEMENT

by and between

SCOOP ENERGY COMPANY, LLC,

as Seller,

and

JONES ENERGY HOLDINGS, LLC,

as Buyer,

_________________________________________

Dated as of August 18, 2016
_________________________________________

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TABLE OF CONTENTS

Definitions and References1

Definitions1

References; Construction17

Purchase and Sale; Purchase Price18

Title and Environmental Defects18

Preferential Rights to Purchase; Consents to Assignment25

Imbalance Volumes27

Certain Upward Adjustments27

Certain Downward Adjustments27

Closing Date Estimates28

Final Accounting28

Payments29

Seller’s Representations and Warranties29

Organization, Good Standing, Etc.29

Legal Requirements29

No Breach29

Litigation30

Taxes30

Compliance with Laws30

Contracts30

Environmental Proceedings31

Authority32

Broker’s or Finder’s Fees32

Foreign Person32

Capital Projects32

Leases32

Imbalance Volumes; Payments for Production32

Preferential Purchase Rights33

Required Consents33

Bankruptcy; Insolvency33

Outstanding Unit Proposals33

Buyer’s Representations and Warranties33

Organization, Good Standing, Etc.33

Powers33

No Restriction33

Authorization34

No Breach34

Governmental Consent34

Litigation34

Broker’s or Finder’s Fees34

Qualifications34

Funding; Investment34

Bankruptcy; Insolvency35

Covenants35

Access to Records35

Access to Properties36

Conduct of Business37

Consents and Operations39

Conditions39

Additional Properties39

Revenues Held For Benefit of the Other Party39

Extension and Renewal of Expiring Leases40

Limitations on Representations and Warranties40

Taxes42

Buyer’s Conditions Precedent43

No Injunctions or Orders43

No Legal Proceedings43

Representations43

Performance43

Purchase Price Adjustments44

Closing Deliverables44

AKM Consent44

Seller’s Conditions Precedent44

No Injunctions or Orders44

No Legal Proceedings44

Representations44

Performance44

Title Defects and Environmental Defects45

Closing Deliverables45

AKM Consent45

The Closing45

Buyer’s Deliveries45

Seller’s Deliveries46

Post-Closing Adjustments46

Post-Closing Deliveries46

Costs and Expenses47

Risk of Loss47

Press Releases47

Indemnification47

Assumed Obligations47

Seller’s Indemnification47

Buyer’s Indemnification48

Express Negligence48

Indemnification Procedure49

Defense49

Certain Limitations on Indemnity Obligations50

Exclusive Remedy52

Satisfaction52

Termination52

Right to Terminate52

Effect of Termination53

Distribution of Deposit and Remedies upon Termination53

Default55

Arbitration56

Negotiation56

Mediation56

Arbitration; Rules of Arbitration56

Consolidation57

Initiation; Selection of Arbitrators57

Procedure58

Location and Timing58

Expenses; Award of Fees58

Limitations59

Enforcement; Remedies59

Miscellaneous59

Time59

Notices59

Survival60

Cooperation61

No Third Party Beneficiaries61

Cumulative Remedies61

Choice of Law61

Entire Agreement61

Assignment62

Amendment62

Severability62

Attorney Fees62

Waiver62

Counterparts; Facsimiles; Electronic Transmission62

Joint Acknowledgment63

Waiver of Jury Trial, Special Damages, etc63

Possible Exchange63

Mutuality63

Schedules64

Preparation of Agreement64

Filings, Notices and Approvals64

Nonrecourse to Others64

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit AProperties and Allocated Values

Exhibit BForm of Assignment, Bill of Sale and Conveyance

Exhibit CForm of Non-Foreign Status Certificate

Exhibit DForm of Closing Certificate

Exhibit EForm of Escrow Agreement

SCHEDULES

Schedule 1.1(a)Knowledge Persons (Buyer)

Schedule 1.1(b)Knowledge Persons (Seller)

Schedule 3.3No Breaches

Schedule 3.4Litigation

Schedule 3.5Taxes

Schedule 3.7Contracts

Schedule 3.8Environmental Proceedings

Schedule 3.12Capital Projects

Schedule 3.14Imbalance Volumes; Payments for Production

Schedule 3.15Preferential Purchase Rights

Schedule 3.16Required Consents

Schedule 3.18Outstanding Unit Proposals

Schedule 5.8.1Extension or Renewal of Leases

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 16th day of August, 2016 (“Execution Date”), between SCOOP ENERGY COMPANY, LLC, an Oklahoma limited liability company (“Seller”), and Jones Energy holdings, llc, a Delaware limited liability company (“Buyer”).  Buyer and Seller are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller desires to sell and Buyer desires to purchase all of the Properties (as hereinafter defined); and

WHEREAS, the purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Definitions and References.  Capitalized terms used throughout this Agreement including the Recitals above and not defined elsewhere in this Agreement shall have the meanings given such terms in this Section 1.1 or in the Section referred to below

1.1.	Definitions. The following terms have the meanings given in this Section 1.1 or in the Section referred to below:

“AAA” means the American Arbitration Association.

“AAA Rules” has the meaning specified in Section 13.1.

“Accounting Referee” means a nationally recognized accounting firm mutually agreed upon by the Parties, provided that such Accounting Referee has not performed any material work for either of the Parties or their respective Affiliates within the preceding five (5) year period.

“Additional Interests” has the meaning specified in Section 5.6.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person.

“Aggregate Defect Threshold” has the meaning specified in Section 2.1.2.

“Agreement” has the meaning specified in the introductory paragraph and includes the Schedules attached hereto.

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“AI Escrow Agent” has the meaning specified in Section 5.6.1.

“AI Escrow Funds” has the meaning specified in Section 5.6.1.

“AI Price” has the meaning specified in Section 5.6.1.

“AKM Consent” has the meaning specified in Section 3.2.

“Allocated Value” means, with respect to any Property, the portion of the Purchase Price attributable to such Property as set forth on Exhibit A.

“Arbitrable Dispute” means (except for: (i) disputes involving Title Defects or Environmental Defects or any cure relating thereto, or involving Title Benefits, each of which will be resolved as provided in Section 2.1.11, or (ii) any matters to be resolved by the Accounting Referee as provided in Section 2.7) any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to matters that are the subject of this Agreement or the transactions contemplated hereby or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity or otherwise.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Conveyed Interests or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Assignment” means the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit B.

“Assumed Obligations” means, other than Retained Obligations, all Liabilities of every kind and character, known or unknown, arising out of or in connection with, or attributable to or related to the Properties or to the ownership, use operation, maintenance or disposition thereof, regardless of whether arising, occurring, accruing or attributable to periods prior to, on or after the Effective Time, including, without limitation, Liabilities arising out of or in connection with or attributable to or related to any of the following: (a) the terms of all oil, gas and mineral leases, easements and similar agreements constituting part of the Properties, as well as the terms and provisions of all Contracts constituting part of the Properties including, without limitation, any Contracts entered into by Seller after the Effective Time and prior to Closing which are both attributable to, and constitute part of, the Properties and are entered into in compliance with Section 5.3; (b) Third Party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties; (c) Imbalance Volumes; (d) Taxes allocated to Buyer under Section 5.9 or Section 8.5; (e) the accounting for, failure to pay or

272422262Asset Purchase Agreement

the incorrect payment to any royalty owner under the Leases or Lands attributable to the period that Hydrocarbons were produced and marketed from any Property from and after the Effective Time; (f) properly plugging, abandoning and decommissioning wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on the Properties; and (g) restoring the surface of Leases or the Lands or any failure of the Properties or the ownership or operation thereof to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties).

“Average NA Price” has the meaning specified in Section 5.6.

“Basket” has the meaning specified in Section 10.7.1.

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Oklahoma City, Oklahoma are authorized by Law to close.

“Buyer” has the meaning specified in the introductory paragraph.

“Buyer Indemnified Parties” has the meaning specified in Section 10.2.

“Certificate” means a certificate in substantially the form of Exhibit D.

“Claimant” has the meaning specified in Section 13.5.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs, which will be September 22, 2016.

“Closing Payment” has the meaning specified in Section 2.6.

“Closing Statement” has the meaning specified in Section 2.6.

“Confidentiality Agreement” means that certain confidentiality agreement dated June 28, 2016 executed by the Parties or their Affiliates.

“Consultant” has the meaning specified in Section 2.1.11.

“Contracts” has the meaning specified in the definition of Properties.

“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by

272422263Asset Purchase Agreement

the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.

“Cure Period” has the meaning specified in Section 2.1.10.

“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.

“Defect Disputes” has the meaning specified in Section 2.1.11.

“Defect Notice” means a written notice delivered to Seller on or before the Defect Notice Date specifying one or more defects associated with the Properties that Buyer asserts constitutes a Title Defect or Environmental Defect, which must include at a minimum (in order to be valid and considered timely delivered) a specific description of each such Title Defect or Environmental Defect, the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with all data and information in Buyer’s possession reasonably necessary for Seller to verify the existence of such Title Defect or Environmental Defect.

“Defect Notice Date” has the meaning specified in Section 2.1.

“Defensible Title” means title deducible of record and/or provable title evidenced by documentation that, although not constituting perfect, merchantable or marketable title, can be successfully defended if challenged, which, immediately prior to the Closing pursuant to this Agreement and subject to Permitted Encumbrances:

(a)

with respect to a Lease or a Well, entitles Seller to receive throughout the productive life of such Well or Lease not less than the Net Revenue Interest set forth on Exhibit A in and to all Hydrocarbons produced and saved or sold from or allocated to the Target Formations of such Well or Lease, except for (i) decreases in connection with any operation in which the owner of such Lease or Well may elect to be a non-consenting co-owner after the Execution Date, (ii) decreases resulting from the establishment after the Execution Date of pools or units, (iii) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent as shown on Exhibit A, (iv) resulting from actions by (or undertaken at the request of) Buyer, and (v) as otherwise shown on Exhibit A;

(b)	with respect to a Lease, entitles Seller to not less than the respective number of Net Acres shown on Exhibit A for such Lease;
(c)

with respect to a Well, obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to such Well (“Working Interest”), and throughout the productive

272422264Asset Purchase Agreement

life of such Well, not greater than the Working Interest shown in Exhibit A with respect to the Target Formations of such Well, except (i) increases in such Working Interest that result in at least a proportionate increase in Seller’s Net Revenue Interest for such Well, (ii) increases resulting from contribution requirements with respect to defaults by co-owners under applicable operating agreements and shown on Exhibit A, or (iii) as otherwise shown on Exhibit A; and

(d)	is free and clear of all Liens.

“Deposit” has the meaning specified in Section 2.

“Dollar” means the United States of America dollar.

“Easements” has the meaning specified in the definition of Properties.

“Effective Time” means 11:59 p.m. Central Time on August 1, 2016.

“Environmental Defect” means a condition with respect to the Properties that would constitute a current violation of applicable Environmental Laws or that with notice or the passage of time, or both, would constitute a violation of Environmental Laws existing prior to the Closing Date on or under any Property that requires reporting, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws.

“Environmental Law” means, as the same have been amended as of the Execution Date, the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; all similar Laws as of the Execution Date of any Governmental Authority having jurisdiction over the Property in question addressing health, safety, pollution or protection of the environment and the presence of Hazardous Materials and environmental conditions on, under, or about any of the Properties and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Properties.

“Escrow Agent” has the meaning specified in Section 2.

“Escrow Agreement” has the meaning specified in Section 2.

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“Escrow Fund” has the meaning specified in Section 2.

“Excluded Assets” means:

(a)

Seller’s minute books, financial and income tax records and legal records (other than title records pertaining to the Properties), and all other business records that are related to the Excluded Assets or to the business generally of Seller or any of its Affiliates;

(b)

any existing or future refund of costs, Taxes or expenses borne by any of Seller, its Affiliates or its or their respective predecessors in title attributable to the period prior to the Effective Time or to any Excluded Assets;

(c)

to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder or are not assignable, all rights and interests of Seller or any of its Affiliates (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of Seller and its Affiliates against Third Parties under any indemnities or hold harmless agreements and any indemnities received in connection with Seller’s or any of its Affiliates’ prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership or operation of the Properties prior to the Effective Time and (ii) under any bond;

(d)	all of Seller’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(e)

all accounts receivable and audit rights arising under any of the applicable contracts or otherwise with respect to the Properties with respect any period prior to the Effective Time insofar as such audit rights relate to the Retained Obligations or to any of the Excluded Assets;

(f)	Geological and Geophysical Information to the extent Seller is prohibited from sharing by written agreement with a Third Party;
(g)

except to the extent included in the calculation of Net Revenue Interests set forth on Exhibit A, all mineral interests, royalty interests, overriding royalty interests and other non-expense bearing interests owned by Seller and all mineral interests, royalty interests, overriding royalty interests and other non-expense bearing interests owned by Affiliates of Seller;

(h)

all claims of Seller or any of its Affiliates for refunds of or loss carry forwards with respect to (i) Asset Taxes attributable to any period prior to the Effective Time, (ii) Income Taxes attributable to any period prior to the Closing Date, or (iii) any Taxes attributable to the Excluded Assets;

272422266Asset Purchase Agreement

(i)

all “virtual courthouses” of Seller or any of its Affiliates, all of their respective exclusive use arrangements with title abstract facilities and all documents and instruments of Seller or any of its Affiliates that may be protected by an attorney-client privilege and all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (other than title opinions and other title records relating to the Properties);

(j)

all surface fee interests, surface leasehold and other surface property interests (but excluding the Properties described in subpart (d) of the definition thereof), and all buildings, offices, improvements, appurtenances, field offices and yards;

(k)

automation systems including meters and related telemetry, licensed radio frequencies and associated communications infrastructure including towers, antennas, data links and network circuits, except any such items in which Seller owns an interest related to a Well which was charged to the joint account of the Working Interest owners in such Well;

(l)

all drilling rigs and related equipment, all work over rigs and related equipment, tools and other equipment, all vehicles, all other equipment, inventory, machinery, tools and other personal property;

(m)

all gathering lines, flow lines, gas lines, gas processing and gathering line compression facilities, tubing, pumps, motors, gauges, valves and other systems, machinery and equipment constituting part of or comprising gas gathering systems or assets, and all rights of way, easements and other contracts relating to the ownership, operation or maintenance of any of the foregoing, except to the extent set forth in sub-part (c) of “Properties” and except any such items in which Seller owns an interest related to a Well which was charged to the joint account of the Working Interest owners in such Well;

(n)

all claims, rights, demands, actions, judgments, damages, awards, fines, penalties, recoveries (including insurance proceeds), and settlements in favor of, and all other amounts and obligations owed to, Seller relating to the Properties or any damage to or destruction thereof, in each case, to the extent relating to the period prior to the Effective Time, and all proceeds received by Seller in respect of any of the foregoing regardless of when such proceeds are received, except, in each case, to the extent such matters do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder; and

(o)	any assets that are excluded pursuant to the provisions of this Agreement.

“Execution Date” has the meaning specified in the introductory paragraph.

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“Existing Credit Agreement” means that certain Fourth Amended and Restated Term Loan and Guaranty Agreement by and among Oaktree SC AE SCOOP Holdings, LLC, as the Lender, American Energy – SCOOP, LLC, as the Borrower, and American Energy Anadarko Holdings, LLC and Aubrey K. McClendon as the Guarantors dated as of October 28, 2015.

“Expiration Date” has the meaning specified in Section 14.3.

“Final Statement” has the meaning specified in Section 2.7.

“Fundamental Representations” means the representations contained in Sections 3.1,  3.2,  3.5,  3.9,  3.10,  3.11,  3.17,  4.1,  4.2,  4.4,  4.8,  4.9 and 4.10.

“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).  The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.

“Geological and Geophysical Information” means data, core and fluid samples and other engineering, geological and/or geophysical studies (including seismic data, studies and information), and other similar information and records, in each case relating to the Properties.

“Governmental Authority” means any national, state, local, municipal or other government or division thereof; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal or arbitrator.

“Hazardous Materials” means any waste, substance, product or other material (whether solid, liquid, gas or mixed), which is identified, listed, published or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material or solid waste, including Hydrocarbons, oil or petroleum waste, or any other waste, pollutant or contaminant that is regulated, restricted or subject to reporting and recordkeeping under any Environmental Law.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, natural gas liquids, and other liquid or gaseous hydrocarbons.

“Imbalance Volumes” means any well imbalance volumes at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to Seller’s interest and the shares of production from the relevant Well to which Seller is entitled as adjusted by any setoffs that Seller may be entitled to under the terms of the gas purchase contracts and agency agreements related to the applicable pipeline.

“Income Taxes” means any income or franchise Taxes.

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“Individual Claim” has the meaning specified in Section 10.7.1.

“Individual Defect Threshold” has the meaning specified in Section 2.1.1.

“Interim Period” means that period of time commencing at the Effective Time and ending on the Closing Date.

“Knowledge” of a fact or matter means the actual knowledge with respect to such fact or matter (at the time the representation is made), without investigation, of any of the following listed individuals: (a) with respect to Buyer, the individuals listed in Schedule 1.1(a), and (b) with respect to Seller, the individuals listed in Schedule 1.1(b).

“Lands” means the lands covered by the Leases and all lands pooled or unitized therewith.

“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lease” has the meaning specified in the definition of Properties.

“Liabilities” means any and all claims, demands causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, diminution in value, debts, duties, obligations, violations, penalties, fines, costs, and/or expenses, including attorneys’ fees, legal or other expenses incurred in connection therewith, and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or rights of a vendor under any title retention or other arrangements substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest.

“Material Adverse Effect” means any result, consequence, condition, occurrence, event, fact or matter which could reasonably be expected to, individually or in the aggregate, (a) materially adversely affect the Properties or the operations, rights, results of operations or the value of the Properties, taken as a whole, (b) materially impair the ability of Seller to own, hold, develop and operate the Properties, taken as a whole or (c) impair, prevent or materially delay Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided,  however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: (i) any changes, circumstances or effects that affect generally the oil and gas industry, such as fluctuations in the price of Hydrocarbons, or the financial or securities markets, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic or political conditions,

272422269Asset Purchase Agreement

facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the relevant Party; (ii) changes, circumstances or effects that result from entering into this Agreement or from the transactions contemplated in this Agreement, or the public announcement thereof; (iii) changes, circumstances or effects that result from conditions or events resulting from civil unrest, an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks; (iv) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (v) acts or failures to act of Governmental Authorities; or (vi) any change in Laws, and any interpretations thereof or in accounting rules (including GAAP) after the Execution Date.

“Net Acres” means, as to each parcel or tract of Land burdened by a Lease, the product of (a) the number of acres of land that are in such parcel or tract (i.e. gross acres), multiplied by (b) the lessor’s undivided interests in the Target Formations Hydrocarbons in the Lands burdened by such Lease, multiplied by (c) Seller’s undivided interest in such Lease (provided, however, if items (b) and (c) of this definition vary as to different areas within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area).

“Net Revenue Interest” (or “NRI”) means the decimal interest in and to all production of the Target Formations Hydrocarbons produced and saved or sold from or allocated to the relevant Well or Lease after giving effect to all valid lessors’ royalties, overriding royalties and/or other burdens upon, measurable or payable out of production or proceeds thereof.

“NORM” has the meaning specified in Section 5.9.

“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice.

“Outside Date” has the meaning specified in Section 11.1.2.

“Overhead Costs” means: (a) for the period from the Effective Time through the earlier of the Closing date or September 30, 2016, an aggregate amount equal to $350,000.00; and (b) in the event the Closing has not occurred on or before September 30, 2016, $250,000.00 per calendar month thereafter (prorated for partial months), which represents overhead and administrative costs attributable to the Properties.

“Party” and “Parties” have the meanings specified in the introductory paragraph.

“Permitted Encumbrances” means:

(a)

royalties, overriding royalties and other burdens or encumbrances to the extent they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest or Net Acres in any Property from that shown on Exhibit

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A or increase Seller’s Working Interest (without at least a proportionate corresponding increase in Seller’s Net Revenue Interest) in any Well from that described for Seller in Exhibit A;
(b)	Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings;
(c)

Liens of mechanics, materialmen, warehousemen, employees, contractors, landlords, vendors, and carriers and any other Liens arising by operation of Law which arise in the Ordinary Course of Business, for sums not yet due or which are being contested in good faith by appropriate proceedings;

(d)

the existence, terms and provisions of all oil, gas and mineral leases, operating agreements, unit agreements, unitization and pooling designations and declarations, and all of the other Contracts and Leases, in each case, to the extent they do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest or Net Acres below that shown in Exhibit A or increase Seller’s Working Interest in any Well above that shown in Exhibit A (without a corresponding and proportionate increase in the Net Revenue Interest), and (ii) materially detract from the value of, or interfere with the use, development or ownership of, any Property;

(e)

easements, servitudes, permits, rights-of-way, surface leases, and other rights and plat restrictions, and all zoning and planning laws, restrictive covenants and conditions, regulatory authority of Governmental Authorities, and building and other land use Laws and similar encumbrances;

(f)

all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal, or other governmental oil and gas leases or interests therein or related thereto, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations (“Customary Post-Closing Consents”);

(g)	conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease;
(h)

required non-governmental Third Party consents to assignments which have been obtained or waived by the appropriate parties pursuant to Section 2.2 or which are not Required Consents or need not be obtained prior to an assignment, and PPRs which have been waived by the appropriate parties or for which the time period for asserting such rights has expired without the exercise of such rights; provided that Seller has complied with the provisions of Section 2.2 with respect to such PPRs;

2724222611Asset Purchase Agreement

(i)

rights of tenants-in-common in and to the Properties or other rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(j)

all defects or irregularities, if any, affecting the Properties which do not, individually or in the aggregate, (i) adversely interfere in any material way with the present or future operation or use of the Properties subject thereto or affected thereby, (ii) reduce Seller’s Net Revenue Interest or Net Acres below that shown in Exhibit A or increase Seller’s Working Interest in any Well above that shown in Exhibit A (without a corresponding and proportionate increase in the Net Revenue Interest), and (iii) which would be accepted by a reasonably prudent and sophisticated buyer engaged in the business of owning, developing and operating oil and gas properties in the same geographical location with knowledge of all the facts and appreciation of their legal significance;

(k)

any matter that would not constitute a Title Defect under the terms of this Agreement (including matters described in the exceptions set forth within the definition of Title Defect); such Title Defects as Buyer may have waived (whether in writing or pursuant to the terms of this Agreement); and any Lien that is discharged, effective as of the Effective Time, by Seller or its Affiliates at or prior to Closing;

(l)

any provision in a Lease, surface lease, easement or other surface use agreement entered into prior to the Effective Time providing a Third Party with rights to an overriding royalty interest or other burdens or payments triggered by the use of the relevant surface property for drilling or other purposes, which do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest or Net Acres below that shown in Exhibit A or increase Seller’s Working Interest in any Well above that shown in Exhibit A (without a corresponding and proportionate increase in the Net Revenue Interest); and

(m)

rights vested in or reserved to any Governmental Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn or expropriate any of the Properties.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.

“PPR” has the meaning specified in Section 2.2.

“Pre-Closing Acquisition Period” has the meaning specified in Section 5.6.

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“Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority, arbitrator or mediator, excluding, however, In the Matter of the Estate of Aubrey K. McClendon and proceedings relating thereto.

“Properties” means Seller’s right, title and interest, immediately prior to the Closing, in and to the following (but excluding the Excluded Assets), subject to the terms and reservations hereof:

(a)

the oil and gas leases, oil, gas and mineral leases (and subleases, other leaseholds, working interests and net revenue interests) owned by Seller and described on Exhibit A,  whether producing or non-producing, in each case, subject to any depth limitations other than as to the Target Formations (collectively, the “Leases”);

(a)

all presently existing unitization, pooling and/or communitization agreements, declarations or designations and contractually, statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Real Property Interests, Lands, or Wells;

(a)

all Hydrocarbon wells located on the Lands including, without limitation, the oil, gas and other wells identified on Exhibit A (the “Wells”), whether such Wells are producing, operating, shut-in or abandoned, and the facilities and equipment associated or used in connection with the Wells, including gathering lines, flow lines, gas lines, gas processing and gathering line compression facilities, tubing, pumps, motors, gauges, valves and other systems, machinery and equipment constituting part of or comprising gas gathering systems or assets, and all rights of way, easements and other contracts relating to the ownership, operation or maintenance of any of the foregoing, and to the extent owned by Seller, all well logs for the Wells;

(b)

all presently existing and valid operating agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, exploration agreements, area of mutual interest agreements, partnership and joint venture agreements and any other contracts, agreements and instruments, in each case, to the extent the above agreements cover, are attributable to or relate to the Lands or the Leases, including, without limitation, those contracts and agreements described on Schedule 3.7 (collectively, the “Contracts”); provided that “Contracts” shall exclude any master service agreements;

(c)	all Hydrocarbons in, on, under or produced from or attributable to the Leases or any interests pooled or unitized therewith from and after the Effective Time and the proceeds thereof;

2724222613Asset Purchase Agreement

(d)

to the extent assignable, all easements, surface leases, subsurface leases, servitudes, permits, licenses and rights of way primarily used or held for use in connection with the ownership or operation of the Leases;

(e)	all rights, benefits and obligations arising from or in connection with any Imbalance Volumes as of the Effective Time;
(f)	all mineral interests, overriding royalty interests and lessor royalties owned by Seller to the extent included in the calculation of the Net Revenue Interest set forth on Exhibit A;
(g)	to the extent owned by Seller, any Geological and Geophysical Information; and
(h)	the Records.

“Purchase Price” has the meaning specified in Section 2.

“Records” means all of Seller’s records, data (including electronic data) and files related to the Properties, including Contract files, lease files, land files, maps, abstracts, title files, and Tax records, provided that “Records” does not include any Excluded Assets; provided,  however, that Seller may retain copies of such Records as Seller has determined may be required for litigation, Tax, accounting and auditing purposes.

“Required Consent” means a consent by a Third Party that, if not obtained prior to the assignment of a Lease, automatically either (a) voids or nullifies the Assignment with respect to such Property, (b) terminates Seller’s interest in the Lease subject to such consent or (c) results in a breach that makes Buyer or Seller liable for a material amount of damages; provided,  however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.

“Respondent” has the meaning specified in Section 13.5.

“Retained Obligations” means those Liabilities of Seller: (a) arising out of, incident to or in connection with the Seller’s accounting for, failure to pay or the incorrect payment of (i) any and all royalties, overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production with respect to any Property attributable to the period that Hydrocarbons were produced and marketed from any Property prior to the Effective Time and (ii) amounts to any working interest owners (for the avoidance of doubt, including unleased mineral owners) in respect of production with respect to any Property attributable to the period that Hydrocarbons were produced and marketed from any Property prior to the Effective Time; (b) any Proceedings set forth on Schedule 3.4 (or any Proceedings that should have been listed on such Schedule); (c) Third Party claims, demands or other liabilities with respect to property damage, bodily injury or death arising from Seller’s operations on the Properties prior to the Closing Date;

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(d) Seller’s disposal or transportation prior to the Effective Time of any Hazardous Materials that are attributable to Seller’s ownership or operation of the Properties at or to any location not on the Properties; or (e) Taxes allocated to Seller pursuant to Section 5.9.

“Seller” has the meaning specified in the introductory paragraph.

“Seller Indemnified Parties” has the meaning specified in Section 10.3.

“Solvent” means with regard to a Person and on a particular date that, at fair valuation, such Person’s assets are equal to or greater than the sum of all of  such Person’s debts and liabilities, subordinated, contingent or otherwise, on such date, and that such Person is generally paying its debts as they become absolute and mature unless such debts or liabilities are subject of a bona fide dispute.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability as of that date.

“Special Damages” has the meaning specified in Section 14.16.

“Superior Transaction” means a transaction involving the direct or indirect acquisition of the Properties at an acquisition price in excess of the Purchase Price.

“Target Formations” means (a) with respect to a Well listed on Exhibit A, the depths currently open to production from such Well as of the Execution Date, and (b) with respect to a Lease, that portion of the geological formations included within the depths described for such Lease on Exhibit A.

“Taxes” means taxes of any kind, levies, or other like assessments, customs, duties, imposts, charges or fees of any Governmental Authority, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes, unclaimed property, or escheat obligations imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report, and including any Liabilities in respect of any item described above, payable by reason of contract, assumption, transferee or successor liability, Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of law (or any predecessor or successor thereof), or having been a member of a combined or unitary group or otherwise, and in each case whether disputed or otherwise.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Title Benefit” has the meaning specified in Section 2.1.9.

“Title Defect” means, as to any Lease or Well, any condition that, if not cured, causes Seller’s title to such Lease or Well to be less than Defensible Title as of the Closing Date; provided,  however, that, notwithstanding the foregoing, the following shall not be considered Title Defects:

(a)	defects based solely on lack of information in Seller’s files or references to a document that is not in Seller’s files;
(b)

defects arising out of lack of corporate or other entity authorization or a variation in corporate or entity name, unless Buyer provides evidence that the action was not authorized and resulted in a Third Party’s superior claim of title;

(c)

defects based on failure to record leases issued by any state or federal governmental body, or any assignments of such leases, in the real property, conveyance or other records of the county in which the Property is located and defects solely based on Tax assessment records, Tax payment records, or similar records (or the absence of such records);

(d)

defects based on a gap in Seller’s chain of title unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain (which documents shall be included in the Defect Notice) and has resulted in another party’s superior claim of title and Seller cannot provide to Buyer curative documents with respect thereto that would be accepted by a reasonably prudent operator;

(e)	defects arising out of a lack of a survey, unless a survey is expressly required by applicable Laws;
(f)

defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party’s superior claim of title;

(g)

defects as a consequence of cessation of production, insufficient production, failure to report production or report production timely, or failure to conduct operations on any of the Leases held by production, or lands pooled, communitized or unitized therewith, except to the extent that a claim for termination has been made by a lessor or other Third Party and Buyer is able to affirmatively establish (by means other than merely a lack of

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available production records) that such matter occurred and that it has given rise to a right of the lessor or other Third Party to terminate the underlying lease (which documentation shall be included in the Defect Notice);

(h)	defects based on a legal description that includes the lessor’s mineral estate but describes a tract of land larger than that owned by the lessor;
(i)

Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby which are not currently subject to foreclosure or other enforcement proceedings by the holder of the Lien;

(j)

defects arising out of prior oil and gas leases relating to the Leases or Lands that are not surrendered of record, or defects resulting from failure to record releases of liens, production payments or mortgages, in each case, that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;

(k)	the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest; and
(l)	defects to the extent affecting any depths or formations with respect to any Lease other than the Target Formations.

“Transfer Taxes” has the meaning specified in Section 5.9.2.

“Working Interest” has the meaning specified in the definition of Defensible Title.

15.2.

References; Construction.  All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur.  A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined.  The word “or” is disjunctive but not necessarily exclusive, and has the inclusive meaning represented by the phrase “and/or” and the word “including” (in its various forms) means including without limitation.  Examples are not to be construed to limit, expressly or by implication, the matter they illustrate.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP.  All references to prices, values or

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monetary amounts refer to Dollars.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

2. Purchase and Sale; Purchase Price.  At the Closing, and upon the terms and subject to the conditions of this Agreement, (a) Seller agrees to sell and convey to Buyer the Properties, and (b) Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations.  In consideration for the sale of the Properties, Buyer will pay to Seller the purchase price of ONE HUNDRED THIRTY-SIX MILLION FOUR HUNDRED EIGHTY-FIVE THOUSAND TWO HUNDRED NINETY-THREE DOLLARS ($136,485,293.00), adjusted as set forth herein (the “Purchase Price”), in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by Seller to Buyer in writing) for the account of Seller.  Within two (2) Business Days after the later of (i) the Execution Date or (ii) the execution and delivery of the Escrow Agreement by all parties thereto, Buyer will deliver an earnest money deposit to Wells Fargo Bank, National Association (the “Escrow Agent”) equal to fifteen percent (15%) of the unadjusted Purchase Price (the “Deposit”), and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement (the “Escrow Fund”), is to be held in accordance with the terms of an Escrow Agreement substantially in the form of Exhibit E attached hereto (the “Escrow Agreement”).  The Parties shall instruct the Escrow Agent to release the funds in accordance with Section 11.3 and the Escrow Agreement.  The Purchase Price will be adjusted as set forth below in this Section 2.

2.1.

Title and Environmental Defects.  The Purchase Price will be (a) decreased only for those uncured Title Defects and uncured Environmental Defects that exceed, individually, the respective Individual Defect Thresholds and, collectively with all other uncured Title Defects and Environmental Defects that exceed the applicable Individual Defect Thresholds, the Aggregate Defect Threshold and (b) increased for Title Benefits, in each case, in accordance with this Section 2.1.  Buyer may deliver to Seller, on or before the Defect Notice Date, one or more Defect Notices (each meeting all of the requirements set forth in the definition thereof) specifying each defect associated with the Properties that Buyer asserts constitutes a Title Defect or an Environmental Defect.  Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which Seller has not been notified by Buyer pursuant to a valid Defect Notice by the Defect Notice Date, shall be deemed to have been waived by Buyer for all purposes.  The term “Defect Notice Date” means 5:00 p.m. Central Time on September 15, 2016.  All adjustments to the Purchase Price based on Title Defects and/or any breach of the special warranty contained in the Assignment (other than with respect to a Lien l (other than a Permitted Encumbrance) created by Seller that is liquidated in amount and constitutes a breach of Seller’s special warranty title contained in the Assignment) will be based on the Allocated Values attributable to the affected Properties.  The defect amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another defect amount for Title Defects hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase

2724222618Asset Purchase Agreement

Price.  In no event will the aggregate amount of Title Defect adjustments exceed the Allocated Value of a Property.  Subject to Sectionº 2.1.10 and Section 2.1.11, if the aggregate of all adjustments to the Purchase Price required under this Agreement in respect of a Property would equal or exceed the entire Allocated Value of such Property, then at Seller’s option (which option must be exercised by delivering written notice to Seller at least five (5) Business Days prior to Closing) and in lieu of such adjustments, Seller may exclude such Property from the purchase and sale hereunder, and such Property shall be an Excluded Asset and the Purchase Price will be reduced in an amount equal to the entire Allocated Value of such Property, and any Title Defects or Environmental Defects asserted as to such Property will not be considered for purposes of determining whether the Aggregate Defect Threshold has been met.  Upon timely delivery of a Defect Notice of a Title Defect or Environmental Defect under this Section 2.1, Buyer and Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.1.1

(a) No single Title Defect or Title Benefit with respect to: (i) a Well shall be taken into account unless the value of such defect or benefit is determined to be more than One Hundred Thousand Dollars ($100,000.00), and (ii) a Lease shall be taken into account unless the value of such defect or benefit is determined to be more than Ten Thousand Dollars ($10,000.00); and (b) no single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than One Hundred Thousand Dollars ($100,000.00) (each such amount an “Individual Defect Threshold”), in which event the full amount of such defect or benefit shall be taken into account from the first Dollar.  For the avoidance of doubt, the value of any single Environmental Defect that affects multiple Properties shall be aggregated for purposes of determining whether the applicable Individual Defect Threshold has been met.

2.1.2

No adjustment will be made to the Purchase Price for either uncured Title Defects or for uncured Environmental Defects unless the total of all such uncured Title Defects that, subject to Section 2.1.1, exceed the Individual Defect Threshold for Title Defects and all such uncured Environmental Defects that exceed the Individual Defect Threshold for Environmental Defects exceeds three and one-half percent (3½%) of the unadjusted Purchase Price in the aggregate (the “Aggregate Defect Threshold”).  In the event that the aggregate of such uncured Title Defects and such uncured Environmental Defects exceed the Aggregate Defect Threshold after offsetting any Title Benefits pursuant to Section 2.1.9, the adjustment to the Purchase Price shall only be for the amount by which all such Title Defects and Environmental Defects (in excess of such Title Benefits) exceed the Aggregate Defect Threshold.  Subject to Section 2.1.10 and Section 2.1.11, with respect to any Environmental Defects for which an adjustment greater than the Allocated Value of the affected Property is claimed in good faith in Buyer’s Defect Notice, at either Party’s option (which option must be exercised by delivering written notice to the other Party at least two (2)

2724222619Asset Purchase Agreement

Business Days prior to Closing), such Party may elect to exclude the affected Property from the transactions contemplated hereby, and such Property shall be an Excluded Asset and the Purchase Price will be reduced by the Allocated Value of the affected Property.

2.1.3

If the adjustment is based on Seller owning a Net Revenue Interest in a Lease or Well which is less than the Net Revenue Interest shown on Exhibit A for such Lease or Well, then the downward adjustment shall be calculated by multiplying the Allocated Value for such Lease or Well on Exhibit A by a fraction, the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit A for such Lease or Well, less the Net Revenue Interest for such Lease or Well to which Seller is actually entitled taking the applicable Title Defect into account, and the denominator of which is the Net Revenue Interest shown on Exhibit A for such Lease or Well.

2.1.4

If the adjustment is based on Seller owning a Working Interest in a Well which is larger than the Working Interest shown for such Well on Exhibit A, but without a proportionate increase in the Net Revenue Interest for such Well, then the downward adjustment shall be calculated by determining the effective Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such effective Net Revenue Interest and the Working Interest shown for such Property on Exhibit A and then calculating the adjustment in the manner set forth herein for adjustment based on reductions in the Net Revenue Interest.

2.1.5

If the adjustment is based on Seller owning fewer Net Acres in a Lease than those shown on Exhibit A for such Lease, then the downward adjustment shall be calculated by multiplying the Allocated Value shown for such Lease on Exhibit A by a fraction, the numerator of which is the number of Net Acres shown on Exhibit A for such Lease, less the number of Net Acres in such Lease to which Seller is actually entitled taking the applicable Title Defect into account, and the denominator of which is the number of Net Acres shown on Exhibit A for such Lease.

2.1.6

If the adjustment is based on a Lien or other monetary charge upon a Lease or Well (other than a Permitted Encumbrance) that is liquidated in amount, then the downward adjustment is the lesser of the amount necessary to remove such Lien or other monetary charge from the affected Lease or the Allocated Value of the affected Lease or Well, provided, however, that in the event the monetary charge upon Seller’s interest in such Lease or Well exceeds the Allocated Value, Buyer may elect to exclude the affected Lease or Well from the transactions contemplated hereby, and such Property shall be an Excluded Asset and the Purchase Price will be reduced by the Allocated Value of the affected Property.

2.1.7	If the adjustment is based on a liability to remediate or otherwise cure an Environmental Defect related to a Property, then the downward adjustment

2724222620Asset Purchase Agreement

is that portion for which Buyer would be liable after Closing of an amount equal to the lowest cost reasonably necessary for the remediation or correction or to otherwise cure such Environmental Defect (including all costs related to remediation, restoration, clean up, correction, removal, reporting, investigation and monitoring and any related criminal or civil fines, penalties and liabilities) in a manner that does not materially interfere with the use or operation of such Lease and that is consistent with applicable Environmental Law and prudent industry practices.

2.1.8

If the adjustment is based on an obligation, burden, or liability upon a Lease or Well for which Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the downward adjustment is the amount equal to the lesser of the amount of such economic detriment or the Allocated Value of such Lease or Well.

2.1.9

If Seller determines that the ownership of any Lease entitles Seller to: (a) a larger Net Revenue Interest than that set forth on Exhibit A for such Well or Lease; or (b) a greater number of Net Acres than the number of Net Acres set forth on Exhibit A for such Lease (each, a “Title Benefit”), then Seller shall notify Buyer of such Title Benefit in writing on or before the Defect Notice Date, which notice shall include a description of such Title Benefit, the Dollar value that Seller asserts is attributable to such Title Benefit and Seller’s method of calculating such amount, together with all data and information in Seller’s possession or control reasonably necessary for Buyer to verify the existence of the alleged Title Benefit. Seller shall be deemed to have conclusively waived any Title Benefit of which Seller fails to notify Buyer in the manner and by the date specified in the preceding sentence.  The upward adjustment to the Purchase Price in respect of each Title Benefit shall be determined using the same principles as provided in this Section 2.1 with respect to Title Defects and any such adjustment shall only be to the extent that the aggregate of all Title Benefits that exceed the Individual Defect Thresholds exceed the Aggregate Defect Threshold.

2.1.10

If a Title Defect or an Environmental Defect is reasonably susceptible of being cured or remediated, as applicable, then Seller will provide notice to Buyer on or before five (5) days prior to the Closing Date stating whether or not Seller will attempt to cure such Title Defect or Environmental Defect.  If Seller provides notice electing to attempt to cure such Title Defect or Environmental Defect, then Seller will have the right, but not the obligation, to attempt to cure such defect for a period of one hundred eighty (180) days following the Closing (the “Cure Period”), provided, that such election shall not waive or be deemed to waive Seller’s right to dispute the existence of such alleged defect or the Purchase Price adjustment asserted with respect thereto.  With respect to any alleged Title Defect Seller elects to cure or to which a Defect Dispute relates, (a) the Properties affected by such alleged Title Defect shall be conveyed to Buyer at Closing, (b) subject to the

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applicable Individual Defect Threshold and the Aggregate Defect Threshold, the Purchase Price at Closing shall be reduced by the amount asserted by Buyer in the applicable Defect Notice attributable to such alleged Title Defect, and (c) Buyer shall pay to the Escrow Agent the amount set forth in Section 2.1.10(b), such amount to be held by the Escrow Agent pursuant to the Escrow Agreement.  After Closing, Buyer shall provide (or cause to be provided) to Seller and its representatives reasonable access to the Records during the Cure Period in connection with Seller’s efforts to cure such alleged Title Defects.  With respect to any alleged Environmental Defect Seller elects to cure or to which a Defect Dispute relates, (x) the Properties affected by such alleged Environmental Defect shall be retained by Seller at Closing, (y) subject to the applicable Individual Defect Threshold and the Aggregate Defect Threshold, the Purchase Price shall be reduced by the Allocated Value of the applicable Property, and (z) Buyer shall pay to the Escrow Agent the amount set forth in Section 2.1.10(y), such amount to be held by the Escrow Agent pursuant to the Escrow Agreement.  If, at the expiration of the Cure Period, Seller has cured or partially cured any such Title Defect or Environmental Defect, then Buyer and Seller shall instruct the Escrow Agent to pay to Seller an amount equal to the value of the Title Defect or Environmental Defect (or in the event of a partial cure, the portion of the value of such Title Defect or Environmental Defect that corresponds to such partial cure), as applicable, that has been cured and Seller shall execute and deliver to Buyer an assignment (substantially in the same form as the Assignment) of any Properties affected by a cured Environmental Defect.  If Seller fails to cure or partially cure any Environmental Defects or Title Defects such that the aggregate of any remaining amounts of all adjustments to the Purchase Price that Buyer in good faith asserts to remain with respect to such Title Defects and Environmental Defects exceeds the Allocated Value of the affected Property, then Seller or Buyer may elect to exclude such Property from the transactions contemplated hereby (or, if already conveyed to Buyer, Buyer will execute and deliver to Seller an assignment (in substantially the same form as the Assignment) of such Property), such Property shall be an Excluded Asset and the Parties shall instruct the Escrow Agent to pay to Buyer an amount equal to the amount previously paid to the Escrow Agent with respect to such Title Defects and Environmental Defects for such Property.  If the Parties dispute whether or the extent to which a Title Defect or Environmental Defect has been cured or the amount due to the Party as a result thereof, then the matter shall be resolved in the manner described in Section 2.1.11, and the amounts held by the Escrow Agent that are attributable to such Title Defect or Environmental Defect shall not be released until such matter is finally resolved in accordance therewith.

2.1.11

Seller and Buyer shall attempt in good faith to agree upon all Title Benefits, Title Defects, Environmental Defects, curative, and Purchase Price adjustments with respect thereto, on or before the Closing (or, with respect to any Title Defects or Environmental Defects that Seller has elected to cure,

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by the end of the Cure Period).  If, at the Closing (or, with respect to any Title Defects or Environmental Defects that Seller has elected to cure, at the end of the Cure Period), there is still a dispute between Seller and Buyer involving: (a) Title Defects, (b) Title Benefits, (c) Environmental Defects, (d) the cure of a Title Defect or Environmental Defect, or (e) the value attributable to Title Defects, Title Benefits, or Environmental Defects or the adjustment to the Purchase Price with respect thereto (collectively, “Defect Disputes”), then Seller and Buyer shall each have until the date that is ninety (90) days after the end of the Cure Period to submit the dispute to an expert for determination as provided in this Section 2.1.11 following written notice from one Party to the other Party that such Party is initiating dispute resolution in accordance with this Section 2.1.11, such notice to describe in reasonable detail the nature and specifics of the dispute.  Buyer, with respect to Title Defects and Environmental Defects, and Seller, with respect to Title Benefits, shall be deemed to have conclusively waived any unresolved Title Defect or Environmental Defect dispute, or any unresolved Title Benefit dispute, with respect to which the applicable Party has not delivered a Dispute Notice to the other Party on or before the date that is ninety (90) days after the end of the Cure Period.  The applicable disputes shall be consolidated to the extent practicable and resolved through the binding dispute resolution process set forth in this Section 2.1.11. Title dispute matters to be resolved under this Section 2.1.11 shall be submitted to a mutually agreed lawyer in the energy industry in the State of Oklahoma with not less than seven (7) years’ experience in oil and gas title issues selected by Seller and Buyer, and environmental dispute matters to be resolved under this Section 2.1.11 shall be submitted to a mutually agreed, suitably qualified environmental expert in the energy industry with experience in environmental issues selected by Seller and Buyer (each such title attorney or environmental expert hereinafter, a “Consultant”). In the event Seller and Buyer are unable to agree on a single Consultant within thirty (30) days after receipt of the initiating notice, Seller will appoint one Consultant and Buyer will appoint one Consultant within twenty (20) Business Days thereafter and the two Consultants so appointed will appoint a third Consultant within thirty (30) days after the second Consultant is appointed. If the two Consultants are unable to agree on a third Consultant within such thirty (30) day period, then a third Consultant shall be selected by the AAA office in Dallas, Texas consistent with the selection criteria set forth in this Section and with due regard given to input from the Parties and the other Consultants.  Any Consultant appointed pursuant to this Agreement (y) shall not have worked as an employee of or performed other material work for any Party or its Affiliates within the preceding five (5) year period or have any financial interest in the dispute (except publicly traded securities with respect to any Party or its Affiliates), and (z) shall agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Consultants in the process of resolving such dispute.  The mutually agreed Consultant

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or the three Consultants so appointed will resolve such matter.  The costs and expenses of each Consultant shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer and Seller shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect, benefit, or dispute in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Consultant(s).  In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Buyer or Seller, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination.  Within sixty (60) days following the submission of such written statements to the Consultant(s), applying the principles set forth in this Section 2.1, the Consultant(s) shall make a determination of the matter submitted based solely on the single written statement of each Party.  The decision of the Consultant(s) shall be in writing and conclusive and binding on Seller and Buyer and shall be enforceable against the Parties in any court of competent jurisdiction.  Within five (5) days of the final decision by the Consultant(s), Buyer and Seller shall instruct the Escrow Agent to pay to Seller and/or Buyer, as applicable, an amount equal to the amounts awarded to each Party by the Consultant(s).  Seller shall execute and deliver to Buyer an assignment (substantially in the same form as the Assignment) of any Properties affected by an applicable Environmental Defect; provided,  however, that if the Consultant(s) determines the Purchase Price adjustment that would have been attributable to any Environmental Defects or Title Defects in the aggregate exceeds the Allocated Value of the affected Property, then Seller or Buyer may elect to exclude such Property from the transactions contemplated hereby (or, if already conveyed to Buyer, Buyer will execute and deliver to Seller an assignment (in substantially the same form as the Assignment) of such Property) and such Property shall be an Excluded Asset.  The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, shall not consider, hear or decide any matters except the specific title or environmental disputes presented to them and shall not award legal fees, damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to either Buyer or Seller. The Consultants shall not have the powers of the arbitrators under Section 13 and shall not consider any matters that are Arbitrable Disputes.  In addition, the Consultant(s) shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Consultant(s) in the process of resolving such disputes.

2.1.12	Notwithstanding anything to the contrary in this Agreement, except for special warranty of title provided by Seller in the Assignment, Buyer’s

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termination rights set forth in Section 11.1 and for the indemnity provided under Section 10.2.1 as it relates to breaches of the representations in Sections 3.8 and 3.13, constitutes the sole and exclusive remedy that Buyer shall have against the Seller Indemnified Parties with respect to any matter or circumstance relating to either (a) title to the Properties or (b) Environmental Laws, the release of Hazardous Materials into the environment, or the protection of the environment or health.  Except to the limited extent necessary to enforce the terms of Section 2.1, the special warranty of title provided by Seller in the Assignment, Buyer’s termination rights set forth in Section 11.1 and the indemnity provided under Section 10.2.1 as it relates to breaches of the representations in Sections 3.8 and 3.13, Buyer (on behalf of itself, its Affiliates and their respective insurers and successors in interest) hereby releases, discharges and waives any and all claims and remedies at Law or in equity, known or unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnified Parties with respect to any matter or circumstance relating to either (i) title to the Properties or (ii) Environmental Laws, the release of materials into the environment, or the protection of the environment or health EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, EXCLUDING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER INDEMNIFIED PARTIES.  Except for the special warranty of title provided by Seller in the Assignment, Buyer acknowledges that Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to title to the Properties and, except as expressly provided in Section 3.8, Buyer acknowledges that Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to the release of materials into the environment or protection of the environment or health, and that nothing in Section 3 or otherwise shall be construed as such a representation or warranty.

2.2.

Preferential Rights to Purchase; Consents to Assignment.  Within ten (10) Business Days after the Execution Date, Seller shall provide any required notifications of a preferential purchase right, right of first refusal or other agreement which gives a Third Party a right to purchase a Property (or any part thereof) (“PPR”), requesting waivers thereof, in connection with the transactions contemplated hereby.  Within ten (10) Business Days after the Execution Date, Seller will send letters seeking applicable consents pertaining to the transactions contemplated hereby, including Required Consents, but excluding Customary Post-Closing Consents.  Seller will thereafter use its commercially reasonable efforts (at no cost to Seller) to ensure that all Required Consents are promptly granted, and Buyer (at no cost to Buyer) will provide any reasonable assistance requested by Seller to ensure that waivers and consents are promptly granted.  Notwithstanding anything to the contrary contained herein, Seller shall have no liability to Buyer for failure to obtain such consents or waivers.

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2.2.1

If, as of the Closing Date, a holder of a PPR has notified Seller that it elects to exercise its PPR with respect to the Properties to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), then the Properties covered by that PPR will not be sold to Buyer (subject to the remaining provisions in this Section 2.2), and the Purchase Price will be reduced by the Allocated Value of the Properties subject to such PPR.  Seller shall be entitled to all proceeds paid by any Person exercising a PPR prior to Closing.  If, as of the Closing Date, the PPR has not been exercised or waived and the time for exercising such PPR has not expired, the Properties covered by that PPR will be sold to Buyer subject to any rights of the holder of the PPR and no adjustment to the Purchase Price will be made with respect thereto and, in the event the holder of any such PPR thereafter exercises such PPR, Buyer will comply with all of the terms thereof and, as may be required by the terms of the PPR, convey the applicable Properties to the holder of the PPR and be entitled to the proceeds paid by such holder with respect thereto.  If, as of the Closing Date, a holder of a Required Consent has not yet delivered such Required Consent and the time for granting such consent has not expired, then the Properties covered by that Required Consent will not be conveyed to Buyer at Closing and the Purchase Price will be reduced by the Allocated Value of the Properties (or portions thereof) subject to such Required Consent.

2.2.2

If Properties have been excluded at the Closing due to a pre-Closing exercise of a PPR and if for any reason the purchase and sale of the Properties covered by the PPR are not or cannot be consummated with the holder of the PPR that exercised its PPR, then Seller shall so notify Buyer and, within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign, and convey to Buyer and Buyer shall purchase and accept from Seller such Properties pursuant to the terms of this Agreement and for the Allocated Value of such Property, subject to adjustments in accordance with Sections 2.4 and 2.5.  If Properties have been excluded at the Closing due to a failure to obtain a Required Consent in accordance with Section 2.2.1, and if a Required Consent is received or deemed received pursuant to the terms of the underlying agreement within six (6) months after the Closing Date, then Seller shall so notify Buyer and, within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign, and convey to Buyer and Buyer shall purchase and accept from Seller such Properties pursuant to the terms of this Agreement and for the Allocated Value of such Property, subject to adjustments in accordance with Sections 2.4 and 2.5.

2.2.3

Properties permanently excluded pursuant to this Section 2.2 will not be deemed to be affected by Title Defects or be subject to Section 2.1 and the Allocated Value of such excluded properties shall not be applied toward the Aggregate Defect Threshold.

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2.3.

Imbalance Volumes.  The Purchase Price will be adjusted upward or downward, as applicable, by the net mcf of Seller’s aggregate Imbalance Volumes as of the Effective Time as set forth on Schedule 3.14 multiplied by $2.00 per mcf (upward for underage and downward for overage).

2.4.

Certain Upward Adjustments.  The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons owned by Seller in storage above the pipeline connection at the Effective Time that is credited to the Properties in accordance with gauging and other customary industry procedures, such value to be the actual price paid or, if not yet sold, the current market price at the Effective Time, less gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons; (b) the value of all pipeline line pack at the Effective Time that is credited to the Properties, such value to be the current market price at the Effective Time; (c) the amount of all expenditures incurred in accordance with the relevant operating or unit agreement, in connection with the ownership, operation and maintenance of the Properties (including capital expenditures, rentals, overhead, royalties, prepayments, operating, drilling and completion costs and other charges and expenses billed under applicable operating agreements and Taxes) attributable to Seller’s interest in the Properties for the period at or after the Effective Time, provided that no upward adjustment made pursuant to this Section 2.4(c) shall affect Buyers’ liability with respect to Assumed Obligations; (d) the amount of any and all prepaid utilities, rentals, deposits and any other prepays applicable to the period on or after the Effective Time that are attributable to the Properties; (e) the amount of any Taxes paid or borne by Seller (including as a reduction in proceeds received) for which Buyer is responsible under Section 5.9; (f) the Overhead Costs; and (g) any other amount provided for in this Agreement or agreed upon by Buyers and Seller; provided that, notwithstanding anything to the contrary contained herein, there shall be no adjustment pursuant to this Section 2.4 for any amounts spent or costs incurred by Seller (i) pursuant to Section 5.8 or (ii) from or after the Effective Time to extend or renew the term of any Leases.

2.5.

Certain Downward Adjustments.  The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds received and retained by Seller from the sale of Hydrocarbons produced from and after the Effective Time from the Properties (net of royalties and other burdens, including Taxes), less applicable marketing fees; provided, that on oil the amount shall be the amount paid by the purchaser to Seller actually received by Seller net of applicable marketing fees; (b) the amount equal to all unpaid Taxes based upon or measured by the ownership of the Properties that accrue to or are chargeable against the Properties in accordance with GAAP prior to the Effective Time but which will be paid by Buyer, which amount shall, to the extent not actually assessed or known, be computed based upon such Taxes for the immediately preceding calendar year; (c) the amount determined pursuant to Section 5.8.2, if any; and (d) any other amount provided for in this Agreement or agreed upon by Buyer and Seller.  For the avoidance of doubt, the Parties agree that all Asset Taxes for calendar year 2016

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constitute an Assumed Obligation and are being allocated pursuant to Section 5.10 of this Agreement.

2.6.

Closing Date Estimates.  On or before two (2) Business Days prior to the Closing Date, Seller (in consultation with Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to Buyer, using the best information available to Seller, a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments.  The Closing Statement will be used to adjust the Purchase Price at Closing (the Purchase Price as adjusted at Closing and less the Deposit, the “Closing Payment”). Any final adjustments, if necessary, will be made pursuant to Section 2.7 of this Agreement.

2.7.

Final Accounting.  On or before one hundred twenty (120) days after the Closing Date, Seller (with the cooperation of Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to Buyer, a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (the “Final Statement”).  If Buyer disputes any items in or the accuracy and completeness of the Final Statement, then as soon as reasonably practicable, but in no event later than thirty (30) days after its receipt of the Final Statement, Buyer will deliver to Seller a written exception report containing any changes Buyer proposes to be made to the Final Statement.  If Buyer fails to deliver such exception report to Seller within that period, then the Final Statement as delivered by Seller will be deemed to be true and correct, binding upon and not subject to dispute by either Party.  If Buyer delivers a timely exception report, then as soon as reasonably practicable, but in no event later than thirty (30) days after Seller receives Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments to the Purchase Price.  If the Parties fail to agree on the final post-Closing adjustments within sixty (60) days after Seller’s receipt of Buyer’s exception report, either Buyer or Seller will be entitled to submit the dispute for resolution by the Accounting Referee.  The cost of the Accounting Referee shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  Buyer and Seller shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the dispute in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement, and Buyer’s written exception report and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Accounting Referee.  In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination.  The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented

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to it, shall not act as an arbitrator, shall not consider, hear or decide any matters except the specific adjustment disputes presented to it and shall not award legal fees, damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to Buyer or Seller. The Accounting Referee shall not have the powers of the arbitrators under Section 13 and shall not consider any matters that are Arbitrable Disputes.  In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Referee in the process of resolving such disputes.  Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final, conclusive and binding on the Parties, without right of appeal, and the aggregate amount due to either Buyer or Seller pursuant to such Final Statement will be paid in accordance with Section 2.8.

2.8.

Payments.  Payments to be made following the Closing under this Section 2 shall be made by wire transfer of immediately available funds within five (5) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party to the paying Party in writing) for the account of the receiving Party.

3. Seller’s Representations and Warranties.  Buyer acknowledges that Seller does not operate any of the Properties and to the extent that any of Seller’s representations or warranties in the Section 3 relate to the operation or contracting normally conducted by the operator of oil and gas properties, each and every such representation and warranty shall be deemed to be qualified by the phrase “to Seller’s Knowledge without inquiry to any operator of the Properties.”  Subject to the foregoing, Seller represents and warrants to Buyer as of the Execution Date as follows:

3.1.

Organization, Good Standing, Etc.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Oklahoma.  Seller is duly qualified and/or licensed, as may be required, and in good standing in the State of Oklahoma.

3.2.

Legal Requirements.  Seller has all requisite power to own the Properties.  No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of Seller in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents and the consent, approval or authorization of the transactions contemplated by this Agreement by the applicable Governmental Authority having jurisdiction over that portion of the Seller’s parent company owned by Aubrey K. McClendon at his death (the “AKM Consent”).

3.3.	No Breach. Except as disclosed in Schedule 3.3, the execution, delivery, performance and consummation of this Agreement do not and will not: (a) violate,

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conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation under any term or provision of the Articles of Organization or any other governing document of Seller or any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Seller is a party or by which Seller or Seller’s interest in any of the Properties is bound; (b) violate, conflict with or constitute a breach of any Law applicable to Seller or by which Seller or its interest in any of the Properties is bound; or (c) except with respect to Permitted Encumbrances, result in the creation, imposition or continuation of any Lien on or affecting Seller’ interest in the Properties.

3.4.

Litigation.  Except as disclosed in Schedule 3.4,  (a) there are no Proceedings pending, or, to Seller’s Knowledge, threatened in writing against Seller involving its interest in the Properties, and (b) there are no Proceedings pending, or to Seller’s Knowledge, threatened before or by any Governmental Authority, arbitrator or mediator questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith.

3.5.

Taxes.  Except as disclosed in Schedule 3.5, (a) to Seller’s Knowledge, all Asset Taxes payable by Seller which are based on or measured by the purchase or ownership of property comprising the Properties and any Asset Taxes with respect to which a lien could attach to the Properties have been timely paid when due and are not in arrears, (b) Seller has not received notice of any pending claim which remains outstanding for Asset Taxes with respect to the Properties, (c)  to Seller’s Knowledge, there is no pending audit or examination by any Governmental Authority for Asset Taxes with respect to the Properties, and (d) none of Seller’s interests in the Properties are deemed by agreement or applicable Law to be held by a partnership for federal income tax purposes.

3.6.

Compliance with Laws. To Seller’s Knowledge, the Properties have been operated in material compliance with the provisions and requirements of all applicable Laws (other than Environmental Laws), except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

3.7.

Contracts.  To Seller’s Knowledge, Seller has described in Schedule 3.7 all of the following Contracts in Seller’s possession as of the Execution Date: (a) all Contracts that can reasonably be expected to result in an aggregate revenue to or aggregate payments by the owner of the Properties of Two Hundred Thousand Dollars ($200,000) or more during any calendar year during the term of the Contract; (b) all executory farmout, exploration, development, participation, joint operating, area of mutual interest, non-competition, purchase and/or acquisition agreements of which any terms remain executory which materially affect any of the Properties (excluding oil, gas and mineral leases); (c) contracts for the balancing, gathering, treatment, processing, storage or transportation of Hydrocarbons, which are not, by the terms thereof, subject to termination without penalty upon thirty (30)

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days or less notice, (d) indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit or similar financial agreements that constitute a Lien upon the Properties that will not be satisfied or released at or before the Closing Date, (e) any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property that cannot be terminated by Seller without penalty upon sixty (60) days or less notice and which involves an annual base rental of more than Two Hundred Thousand Dollars ($200,000); (f) any surface use contract, surface lease, easement or other surface use agreement (excluding the leases comprising the Leases and easements in effect at the time of Seller’s acquisition of the applicable Properties) relating to the Properties providing a Third Party with rights to material burdens or payments (other than customary surface damage provisions providing for remediation of, or indemnification for, damages to the surface) triggered by the use of the relevant surface property for drilling or other purposes, (g) all Contracts with Affiliates of Seller which will be binding on the Properties after Closing; (h) any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract; and (i) any pooling, unitization and/or communitization agreements, declarations and/or orders or pre-pooling agreements or similar instruments pertaining to or affecting the Properties.  To the extent such contracts are in Seller’s possession, Seller has made available to Buyer prior to the Execution Date true, correct and complete copies of each of the contracts listed on Schedule 3.7, together with all amendments thereto, in Seller’s possession, provided, however, that to the extent Seller is not a party to any such contracts Seller does not make any representation that such contracts remain unchanged, modified or amended. To Seller’s Knowledge, the contracts listed in Schedule 3.7 affecting Seller’s interest in the Properties are in full force and effect and no party thereto is in default or breach thereunder.  Seller has not received written notice of the exercise of any termination of any contract listed in Schedule 3.7.

3.8.	Environmental Proceedings. Insofar as it pertains to the Properties, except as set forth in Schedule 3.8:

3.8.1

To Seller’s Knowledge, (a) the Properties and the operation thereof are in material compliance with Environmental Law; (b) there are no Proceedings against Seller or its Affiliates relating to an alleged or actual breach of Environmental Laws on or with respect to the Properties; (c) Seller has not received written notice of any material release, spill, disposal, event, condition or circumstance concerning any of the Properties that materially interferes with or prevents compliance with Environmental Law; and (d) Seller has not received any written notice of any environmental, health or safety claim, demand, filing, investigation, administrative proceeding, or other Proceeding relating to the Properties or notice of any alleged or actual violation or non-compliance with any Environmental Law.

3.8.2

Without limiting Seller’s representations and warranties hereunder, Buyer understands that NORM, asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, and produced waters and Hydrocarbons may

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be present in or on the Properties or equipment in quantities typical for oilfield or gas operations in the areas in which the Properties are located.
3.9.

Authority.  Except for the AKM Consent, Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and the Assignment and to consummate the transactions contemplated hereby.  This Agreement is legal, valid and binding with respect to Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

3.10.

Broker’s or Finder’s Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Buyer will have any responsibility whatsoever.

3.11.	Foreign Person. The Seller is not a “foreign person” or an entity disregarded as separate from a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

3.12.

Capital Projects.  Except as set forth in Schedule 3.12, as of the Execution Date there are no outstanding authorizations for expenditures or other binding capital commitments that are binding on the Properties and that Seller reasonably anticipates will be due within one hundred eighty (180) days after Closing and require expenditure by the owner of the Properties after the Closing Date exceeding individually Two Hundred Thousand Dollars ($200,000.00) (net to Buyer’s interest).

3.13.

Leases.  To Seller’s Knowledge, the applicable operator has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to Seller’s interest in the Leases, in each case, in accordance with the Leases and applicable Law.  Neither Seller, nor to Seller’s Knowledge, any other party to any Lease is in material breach or default with respect to any of its obligations under any Leases.  Schedule 3.13 contains a true, correct and complete list of the expiration date of each of the Leases that will expire on or before August 1, 2017 (unless extended by the drilling of a well or continued production in paying quantities or are subject to a right of extension based on the terms of such Lease).

3.14.

Imbalance Volumes; Payments for Production.  To Seller’s Knowledge, Schedule 3.14 sets forth all Imbalance Volumes associated with the Properties as of the Effective Time.  Except as set forth on Schedule 3.14, Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

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3.15.

Preferential Purchase Rights.  Except as set forth in Schedule 3.15 attached hereto, to the Seller’s Knowledge, there are no preferential rights to purchase any of the Properties that are applicable to the transfer of the Properties in connection with the transactions contemplated hereby.

3.16.

Required Consents.  Except for the preferential purchase rights set forth in Schedule 3.15, if any, and Customary Post-Closing Consents, to the Seller’s Knowledge, Schedule 3.16 lists all Required Consents applicable in connection with the transfer of the Properties to Buyer in accordance with the terms and conditions of this Agreement.

3.17.

Bankruptcy; Insolvency.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to Seller’s Knowledge threatened against Seller or any Affiliate of Seller.  Seller is and will be Solvent as of the Closing Date and the transactions contemplated by this Agreement will not render Seller not Solvent.  By entering into this Agreement and consummating the transactions contemplated hereby, Seller does not intend to incur, and does not believe that it will incur, debts that will be beyond Seller’s ability to pay as such debts mature or that the sum of Seller’s debts will exceed the fair valuation of its assets.  Seller is not entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay or defraud any creditor to which Seller is indebted on the Closing Date or any creditor to which Seller may become indebted after the Closing Date. Seller’s disposition of the Properties was subject to a marketed process with the assistance of a third party investment bank.

3.18.

Outstanding Unit Proposals.  Schedule 3.18 sets forth all outstanding proposals to establish or amend any pooling or spacing units with respect to the Properties of which Seller has received written notice.

4. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

4.1.

Organization, Good Standing, Etc.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the limited liability company power and authority to acquire and own the Properties and to conduct business in the State of Oklahoma.

4.2.

Powers.  Buyer is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  Neither the certificate of formation nor the operating agreement or other governing document of Buyer, nor any other instrument to which Buyer is a party or is bound, nor any court order or governmental law, rule or regulation, will be violated by Buyer’s execution and consummation of this Agreement.

4.3.	No Restriction. Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or Proceeding, pending or threatened or any other restriction

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of any kind or character specific to Buyer, which would affect Buyer’s ability to carry out the transactions contemplated by this Agreement.

4.4.

Authorization.  Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and the Assignment and to consummate the transactions contemplated hereby.  This Agreement is legal, valid and binding with respect to Buyer and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

4.5.

No Breach.  The execution, delivery, performance, and consummation of this Agreement and the transactions contemplated hereby do not and will not: (a) violate any provision of the certificate of formation or any other governing document of Buyer; or (b) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby by Buyer or result in Seller incurring any loss or liability therefrom.

4.6.

Governmental Consent.  No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

4.7.

Litigation. There are no Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith, or which would have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.

4.8.

Broker’s or Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Seller will have any responsibility whatsoever.

4.9.	Qualifications. Buyer is qualified with all applicable Governmental Authorities to own the Properties.

4.10.

Funding; Investment.  Buyer has available (through cash on hand or existing credit arrangements, arrangements with its Affiliates or otherwise) all of the funds necessary for the acquisition of all of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. Buyer is experienced in and knowledgeable about the oil and gas business and the evaluation, acquisition, ownership and operation of oil and gas properties, and

2724222634Asset Purchase Agreement

Buyer is aware of the risks of such investments. Buyer acknowledges that neither Seller nor any of its Affiliates or representatives have made any representation or warranty, expressed or implied, including, without limitation, as to the accuracy or completeness of any information regarding the Properties, except as expressly set forth in this Agreement, the Seller’s Certificate or in the Assignment, and Seller shall have no liability to Buyer or any of Buyer’s successors or assigns for its reliance on any information regarding Seller or the Properties that is not contained in this Agreement.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, except for the express representations and warranties of Seller set forth in Section 3 and the special warranty of title set forth in the Assignment, Buyer has relied solely on its own independent investigation and evaluation of the Properties and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller or any Affiliate or representative of Seller.  Buyer is an “accredited investor”, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable Laws.

4.11.

Bankruptcy; Insolvency. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to Buyer’s Knowledge threatened against Buyer or any Affiliate of Buyer.  Buyer is and will be Solvent as of the Closing Date and the transactions contemplated by this Agreement will not render Buyer not Solvent.  Buyer is not entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay or defraud any creditor to which Buyer is indebted.

5. Covenants. The Parties hereby covenant and agree to perform the following:

5.1.

Access to Records.  Insofar as related to the Properties or the ownership thereof, during the period from the Execution Date to the Closing Date, Seller will give to Buyer and to its agents and representatives, reasonable access to all of the Records of Seller and its Affiliates and Seller will cause its officers and employees to furnish to Buyer and to Buyer’s agents and representatives such other information with respect to the Properties as Buyer or its agents and representatives may, from time to time, reasonably request; provided,  however, (a) any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of Seller, and (b) Seller shall not be required to provide any of the foregoing information to the extent that Seller is prohibited by any Third Party agreement from sharing such information with Buyer, and for which no consent to share such information with Buyer is obtained following reasonable efforts to obtain (at no cost to Seller) such consent.  All information or data provided or made available by Seller shall be held by Buyer as confidential information or data and Buyer shall not use any of the same except in connection with the transactions set forth in this Agreement.  In the event this Agreement is terminated prior to the Closing, Buyer shall return to Seller (or certify the destruction of) all copies of all

2724222635Asset Purchase Agreement

such information and data to the extent required by the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Properties that are not conveyed to Buyer (or are retained by or reconveyed to Seller after the Closing) pursuant to the provisions of this Agreement, (b) Excluded Assets and (c) information to the extent related to the assets or business of Seller or its Affiliates other than the Properties conveyed to Buyer).

5.2.

Access to Properties.  Subject to the terms of this Section 5.2 and to obtaining any required consents of Third Parties (including operators of the Wells), during the period from the Execution Date to the Defect Notice Date, Seller will use Seller’s reasonable efforts to cause the operators of the Wells to grant Buyer access for Buyer to conduct, at its sole cost and expense, such examinations and investigations as it may choose to conduct with respect to the Properties in order to determine whether any Environmental Defects exist; provided that Buyer shall not conduct any sampling, boring drilling or invasive activities or any Phase II environmental investigations or examinations with respect to any of the Properties without the prior written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion; provided,  however, that if Buyer reasonably requests access to conduct a Phase II environmental investigation or examination and Seller denies Buyer consent to conduct such Phase II environmental investigation or examination, then Buyer may, in its sole election, elect to exclude such affected Property from the transactions contemplated under this Agreement (and, other than with respect to this sentence, such Properties shall be deemed “Excluded Assets” hereunder), and the Purchase Price shall be reduced by the Allocated Value of such Properties excluded and deemed Excluded Assets hereunder.  The following covenants shall survive Closing or termination of this Agreement:

5.2.1

In connection with any such examination or investigation, (a) Buyer shall notify Seller in writing at least two (2) Business Days prior to such examination or investigation of a Property and coordinate the conduct of such examination or investigation with Seller’s representatives (and Seller or its designee shall have the right to accompany Buyer and its representatives whenever on site at any Property), (b) such examination or investigation shall be conducted during normal business hours and in a manner not to unreasonably interfere with the normal operation of the Properties or the business of Seller, and (c) Buyer shall, and shall cause all of its representatives to, comply with all applicable Laws and abide by Seller’s and the operator’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Properties and, to the extent required by any Third-Party operator, execute and deliver any required bonding agreement of such Third-Party operator or maintain insurance as may be required by any operator, in each case before conducting Buyer’s assessment on such Property.

2724222636Asset Purchase Agreement

5.2.2

Buyer acknowledges that any entry into Seller’s or its Affiliates’ offices or onto the Properties shall be at Buyer’s sole risk and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of their respective representatives pursuant to this Agreement.  In connection with the granting of such access, Buyer represents that it is adequately insured and Buyer hereby fully waives, releases and agrees to defend, indemnify and hold harmless all of the Seller Indemnified Parties from and against any and all liabilities, damages, costs, losses and expenses arising from or in any way related to the access afforded to Buyer hereunder or the activities of Buyer or any of its employees, agents, contractors or representatives in connection with such examinations or investigations, even if such liabilities, damages, costs, losses or expenses arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by a member of the Seller Indemnified Parties, excepting only liabilities actually resulting on the account of the gross negligence or willful misconduct of the Seller Indemnified Parties.  This waiver, release, and indemnity by Buyer shall survive termination of this Agreement.

5.2.3

If this Agreement is terminated by either Party, Buyer agrees to promptly provide Seller, but in no case less than five (5) days after such termination, copies of all environmental reports and environmental test results prepared by or for Buyer and/or any of its representatives which contain environmental data collected or generated from Buyer’s environmental due diligence with respect to the Properties (including any drafts thereof).  None of Buyer, any of Buyer’s representatives, or Seller shall be deemed by Seller’s or its Affiliates’ receipt of said documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Properties or to the accuracy of said documents or the information contained therein.

5.3.

Conduct of Business.  From the Execution Date until Closing, except as required in the event of an emergency to protect life, property or the environment, as required by Law or permit, as specifically contemplated by this Agreement or with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed):

5.3.1

Seller shall operate its business with respect to the Properties in the ordinary course of business and in compliance with Law, and without limiting the generality of the foregoing and the exceptions noted in Section 5.3, shall:

(a)	fulfill in all material respects all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the

2724222637Asset Purchase Agreement

Properties, including payment of delay rentals and any and all other payments required ;
(b)

maintain insurance coverage on the Properties in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating agreement or similar agreement;

(c)

to the extent Seller receives written notice thereof, promptly provide Buyer with written notice of (i) any Proceedings that affect the Properties, (ii) any proposal from a Third Party to engage in any material transaction (e.g., a farmout) or operations with respect to the Properties, or (iii) any proposal to establish or amend any pools or units with respect to the Properties; and

(d)	use commercially reasonable efforts to maintain and keep the Leases in full force and effect.
5.3.2

Seller shall operate its business with respect to the Properties in the ordinary course of business and in compliance with Law, and without limiting the generality of the foregoing and the exceptions noted in Section 5.3, shall not:

(a)	convey, encumber, abandon or otherwise dispose of any part of the Properties other than the sale of Hydrocarbons in the ordinary course of business or in accordance with applicable PPRs;
(b)	grant any PPR or consent (including any Required Consent) with respect to Seller’s interest in the Properties; and
(c)

(i) enter into any agreement, contract or commitment which, if entered into prior to the Execution Date, would be required to be listed in a Schedule attached to this Agreement, (ii) materially amend or change the terms of any Contract or commitment affecting the Properties to which Seller is a party or (iii) knowingly and voluntarily waive any material rights under any Contract affecting the Properties, in each case, without first consulting with Buyer and attempting in good faith to reach a mutual agreement regarding such matter;

(d)

(i) propose any new drilling, reworking, or similar operations with respect to the Properties or (ii) elect to participate or not to participate in any new drilling, reworking or similar operation reasonably anticipated to require future capital expenditures by the new owner of the Property to be incurred, in each case, without first consulting with Buyer and attempting in good faith to reach a mutual agreement regarding such matter;

2724222638Asset Purchase Agreement

(e)

enter into any agreement, contract or commitment to (i) establish or amend any pools or units with respect to the Properties or (ii) engage in any acreage swaps or similar transactions with respect to the Properties;

(f)	voluntarily abandon any of the Properties other than as commercially reasonable or as required pursuant to the terms of a Lease or by applicable Law; and
(g)	agree to take any action or actions prohibited by any of the provisions in this Section 5.3.2.
5.4.

Consents and Operations.  From and after the date of this Agreement, Seller will use reasonable efforts to obtain the Required Consents and each of the Parties will use reasonable efforts to obtain any other approvals that may be required of it in order to consummate the transactions contemplated by this Agreement.  Seller shall submit as soon as practicable, but in no event prior to, or later than three (3) Business Days after the public announcement of the transaction contemplated by this Agreement by Buyer, filings with the Governmental Authority appropriate to request the AKM Consent and shall use its reasonable efforts to obtain the AKM Consent.  In addition, Seller shall use its reasonable efforts to (i) resolve as promptly as practicable such objections, if any, as may be asserted by any Person or Governmental Authority with respect to the transactions contemplated by this Agreement or such Governmental Authority’s granting of the AKM Consent and (ii) obtain from Wilmington Trust, National Association, a consent or agreement not to object to the AKM Consent.

5.5.

Conditions. Each of Buyer and Seller will use its respective reasonable commercial efforts to cause the conditions and agreements in Sections 6,  7 and 8 of this Agreement that are to be satisfied or performed by it to be satisfied and performed, whether prior to or after the Closing.

5.6.

Additional Properties.  If, during the period between the Execution Date and the date ten (10) days prior to the Closing Date (the “Pre-Closing Acquisition Period”), Seller or any of its Affiliates acquires any oil, gas and mineral leases within the general geographic area where the Properties are located, then Seller shall give Buyer written notice on or before the earlier of the tenth day following such acquisition and the expiration of the Pre-Closing Acquisition Period, of such acquisition together with a copy of the recorded conveyance into Seller or its Affiliate of such oil, gas and mineral leases (the “Additional Interests”) and all other information reasonably requested by Buyer and available to Seller.  Following receipt of such notice and prior to the Closing, Buyer and Seller shall negotiate in good faith regarding the terms and conditions for including all of some of the Additional Interests in the transaction contemplated by this Agreement.

5.7.	Revenues Held For Benefit of the Other Party. Following the Closing, in the event either (a) Buyer receives production or other revenues attributable to any of the

2724222639Asset Purchase Agreement

Properties for any periods prior to the Effective Time which is not accounted for in the Closing Statement or the Final Statement or (b) Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time which is not accounted for in the Closing Statement or the Final Statement, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Closing Statement or the Final Statement, will pay any such amounts due to such Party within thirty (30) days after receipt.

5.8.	Extension and Renewal of Expiring Leases.

5.8.1

From and after the Execution Date, Seller shall (i) timely and properly exercise the option to extend the term of the Leases set forth on Scheduleº5.8.1 or (ii) with respect to the Leases set forth on Schedule 5.8.1 which do not contain an option to extend their term, Seller shall use Seller’s reasonable efforts to enter into a replacement lease replacing it on substantially the same terms, with the same lessor or its lawful successor and covering the same lands covered by such Lease.  Seller shall bear and pay for all costs of any such lease extensions or replacement leases and no such payments or costs hereunder shall result in an upward adjustment to the Purchase Price.

5.8.2

If, as of the Closing Date, any Lease on Schedule 5.8.1 that will expire prior to December 31, 2016 has not been extended or replaced pursuant to Section 5.8.1, the Purchase Price shall be reduced by the Allocated Value of such Lease as set forth on Schedule 5.8.1, such Lease shall not be conveyed to Buyer at Closing and such reduction shall not be subject to the Defect Deductible.  For the avoidance of doubt, there shall be no Title Benefit with respect to any actions taken pursuant to this Section 5.8.    Notwithstanding anything in this Section 5.8 to the contrary, the Parties agree that Seller will have the sole and exclusive right during the Cure Period to renew, extend or replace any Lease on Schedule 5.8.1 and in the event Seller is successful in renewing, extending or replacing any Lease on Schedule 5.8.1 Seller shall deliver notice thereof to Buyer and within five (5) Business Days thereafter Seller will deliver Buyer an Assignment of each such Lease and, provided that Seller has, at such time, Defensible Title to such Lease, Buyer will simultaneously pay Seller the Allocated Value of each Lease on Schedule 5.8.1 which has been renewed, extended or replaced.

5.9.

Limitations on Representations and Warranties.  Except for the express and specific representations and warranties set forth in Section 3 of this Agreement, Seller’s Certificate, or the Special Warranty contained in the Assignment, Buyer acknowledges that none of Seller or any other member of the Seller Indemnified Parties has made, and Seller hereby expressly disclaims and negates, and

2724222640Asset Purchase Agreement

Buyer hereby expressly waives, any representation or warranty, express, implied, at common law, by statute or otherwise.

Except for the express and specific representations and warranties set forth in Section 3 of this Agreement, Seller’s Certificate, or the Special Warranty contained in the Assignment, and without limiting the generality of the foregoing, Seller expressly disclaims and negates, and Buyer hereby waives, any representation or warranty, express, implied, at common law, by statute or otherwise, as to any of the following: (a) the contents, character, accuracy, completeness or materiality of records, information, data or other materials (written or oral) now, heretofore or hereafter furnished to Buyer or any Buyer Indemnified Party by or on behalf of Seller or any Seller Indemnified Party, including any information memorandum, reports, brochures, charts or statements prepared by Seller, any Seller Indemnified Party or any Third Party with respect to the Properties; (b) the contents, character or nature of any report of any petroleum engineering consultant, or any engineering, geological or seismic data or interpretation, relating to the Properties; (c) any estimates of the value of, or future revenues generated by, the Properties; (d) production rates, recompletion opportunities, decline rates, gas balancing information, or the quality, quantity, volume, or recoverability of the reserves of Hydrocarbons, if any, attributable to the Properties or Seller’s interest therein; (e) title to any of the Properties; (f) maintenance, repair, condition, quality, suitability, marketability, merchantability, or fitness for a particular purpose of the Properties; (g) any rights of purchasers under appropriate statutes to claim diminution of consideration or return of the Purchase Price; (h) any implied or express warranty of freedom from defects, whether known or unknown, (i) any and all implied warranties existing under applicable Law; and (j) the environmental or other condition of the Properties, including, without limitation, any implied or express warranty regarding Environmental Laws, the release of substances, wastes or materials into the environment, or protection of the environment or of human health, safety, or natural resources.  It is the express intention of Buyer and Seller that, Except for the express and specific representations and warranties set forth in Section 3 of this Agreement, Seller’s Certificate, or the Special Warranty contained in the Assignment, the Properties are being accepted by Buyer, “as is, where is, with all faults and defects” and in their present condition and state of repair, and Buyer has made or will make prior to closing any and all such inspections as Buyer deems appropriate.

Buyer acknowledges that the Properties have been used for exploration, development, and production of oil and gas and that

2724222641Asset Purchase Agreement

equipment and sites included in the Properties may contain asbestos, naturally occurring radioactive material (“NORM”) or other Hazardous Materials.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  The wells, materials, and equipment located on the Properties may contain NORM and other wastes or Hazardous Materials.  NORM containing material and/or other wastes or Hazardous Materials may have come in contact with various environmental media, including air, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, norm and other Hazardous Materials from the Properties. NORM shall not constitute the basis of an Environmental Defect claim or a purchase price adjustment under Section 2.1.

Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 5.9 are “conspicuous” disclaimers for purposes of any applicable Law, rule or order.

5.10.	Taxes.

5.10.1

For Tax purposes, Buyer and Seller shall use commercially reasonable efforts to agree to an allocation schedule setting forth the fair market values of the Properties as of the Closing Date within thirty (30) days following the date of the Final Statement. Buyer and Seller shall report the purchase and sale of the Properties consistently with any such agreed allocation schedule unless otherwise required by applicable Law.

5.10.2

Seller shall be allocated and bear: (a) all Income Taxes for any period or portion thereof ending prior to the Closing Date, and (b) all Asset Taxes for any period or portion thereof ending prior to the Effective Time.  Seller shall not be allocated or bear any Taxes based upon or related to recording, transfer, stamp, conveyance, sales, documentary or similar Taxes, assessments or charges levied in connection with the sale of the Properties (collectively, “Transfer Taxes”), which shall be borne entirely by Buyer.  Buyer shall be allocated and bear: (i) all Transfer Taxes, (ii) all Income Taxes for any period or portion thereof ending from and after the Closing Date, and (iii) all Asset Taxes for any period or portion thereof ending from and after the Effective Time.

5.10.3

(i) Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Taxes occurred, (ii) Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Taxes occurred, and (iii) Taxes

2724222642Asset Purchase Agreement

that are ad valorem, property or other Taxes imposed on a periodic basis pertaining to a period that begins before and ends after the Effective Time shall be allocated by prorating each such Tax based on the number of days in the applicable period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Taxes shall begin on the date on which ownership of the applicable Property gives rise to liability for the particular Tax and shall end on the day before the next such date.

5.10.4

The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Properties.

6. Buyer’s Conditions Precedent.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by Buyer (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

6.1.

No Injunctions or Orders.  No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement.

6.2.

No Legal Proceedings.  No Proceeding will have been commenced by any Third Party against Seller, Buyer or any of their respective Affiliates, associates, officers or directors seeking to restrain, enjoin, prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement.

6.3.

Representations.  All representations and warranties of Seller contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date).

6.4.

Performance.  Seller will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

2724222643Asset Purchase Agreement

6.5.

Purchase Price Adjustments.  The sum of the aggregate amount of all Purchase Price adjustments (i) pursuant to Sections 2.2 and 5.2 and (ii) asserted by Buyer with respect to Title Defects and Environmental Defects (without giving effect to the Aggregate Defect Threshold or Sections 2.1.10 or 2.1.11) that were properly asserted pursuant to validly and timely delivered Defect Notices (less that aggregate amount of all Purchase Price adjustments asserted by Seller in respect of Title Benefits that were properly asserted pursuant to validly and timely delivered notices of Title Benefits without giving effect to the Aggregate Defect Threshold), shall be no more than twenty percent (20%) of the unadjusted Purchase Price.

6.6.	Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 8.2.

6.7.	AKM Consent. Seller shall have obtained and provided evidence satisfactory to Buyer that the AKM Consent, which shall be in a form reasonably satisfactory to Buyer, has been obtained.

7. Seller’s Conditions Precedent.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by Seller (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

7.1.

No Injunctions or Orders.  No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement.

7.2.

No Legal Proceedings.  No Proceeding will have been commenced by any Third Party against Seller, Buyer or any of their respective Affiliates, associates, officers or directors seeking to restrain, enjoin, prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement.

7.3.

Representations.  All representations and warranties of Buyer contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date).

7.4.	Performance. Buyer will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in

2724222644Asset Purchase Agreement

this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

7.5.

Title Defects and Environmental Defects.  The sum of the aggregate amount of all Purchase Price adjustments (i) pursuant to Sections 2.2 and 5.2 and (ii) asserted by Buyer with respect to Title Defects and Environmental Defects (without giving effect to the Aggregate Defect Threshold or Sections 2.1.10 or 2.1.11) that were properly asserted pursuant to validly and timely delivered Defect Notices (less that aggregate amount of all Purchase Price adjustments asserted by Seller in respect of Title Benefits that were properly asserted pursuant to validly and timely delivered notices of Title Benefits without giving effect to the Aggregate Defect Threshold), shall be no more than twenty percent (20%) of the unadjusted Purchase Price.

7.6.

Closing Deliverables.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items, including the Closing Payment, required to be delivered by Buyer under Section 8.1.

7.7.	AKM Consent. Seller shall have received the AKM Consent, which shall be in a form reasonably satisfactory to Seller.

8. The Closing.  Subject to the terms and conditions hereof, unless extended as provided herein, the Closing will take place at 10:00 a.m. Central Time on the Closing Date, and will be conducted electronically (by fax, email or other electronic means) to the extent reasonably possible, but if necessary shall take place in the offices of Seller at 301 NW 63rd Street, Suite 400, Oklahoma City, Oklahoma 73116 (or if all conditions in Sections 6 and 7 to be satisfied or waived prior to the Closing have not yet been satisfied or waived on such date, within two (2) Business Days after such conditions have been satisfied or waived, subject to the rights of the Parties under Section 11), at which Closing the documents and payments referred to in Sections 8.1 and 8.2 (or otherwise required by this Agreement to be delivered at the Closing) shall be exchanged by the Parties.  When completed, the Closing shall be deemed to have occurred at 12:01 a.m. Central Time on the Closing Date.  Unless otherwise agreed, all transactions at the Closing shall be deemed to have occurred simultaneously.

8.1.

Buyer’s Deliveries.  At the Closing, and subject to the simultaneous performance by Seller of its obligations under Section 8.2, Buyer will deliver or cause to be delivered to Seller the following items, unless waived in writing by Seller:

8.1.1	Purchase Price. The Closing Payment;

8.1.2	Certificate. Buyer’s Certificate executed by an authorized officer of Buyer.

8.1.3

Assignments.  An original counterpart of the Assignment for each County in which any of the Properties are located, executed by an authorized officer of Buyer covering all of the Properties (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

8.1.4	Closing Statement. An original counterpart of the Closing Statement executed by an authorized officer of Buyer;

2724222645Asset Purchase Agreement

8.1.5	Escrow. A duly executed release instruction to cause the Escrow Agent to pay Seller an amount, if any, equal to the Deposit; and

8.1.6	Additional Documents. Such additional documents as might be reasonably requested by Seller and are reasonably required to consummate the transactions contemplated by this Agreement.

8.2.

Seller’s Deliveries.  At the Closing, and subject to the simultaneous performance by Buyer of its obligations under Section 8.1, Seller will deliver or cause to be delivered to Buyer the following items, unless waived in writing by the Buyer:

8.2.1

Assignments.  An original counterpart of the Assignment for each County in which any of the Properties are located, executed by an authorized officer of Seller covering all of the Properties (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

8.2.2	Certificate. Seller’s Certificate executed by an authorized officer of Seller;

8.2.3	Non-Foreign Status Certificate. The Non-Foreign Status Certificate in substantially in the form attached hereto as Exhibit C executed by an authorized officer of Seller;

8.2.4

Releases.  Releases, in form and substance reasonably acceptable to Buyer, of all Liens created by Seller or any of its Affiliates to secure indebtedness for borrowed money covering any of the Properties, including under the Existing Credit Agreement, in sufficient counterparts to facilitate recording in each county in which the Properties are located, as applicable, or (for terminations of financing statements) filing in the central filing system in Oklahoma County, Oklahoma;

8.2.5	Closing Statement. An original counterpart of the Closing Statement executed by an authorized officer of Seller;

8.2.6	Escrow. A duly executed release instruction to cause the Escrow Agent to pay Seller an amount, if any, equal to the Deposit; and

8.2.7	Additional Documents. Such additional documents as might be reasonably requested by Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

8.3.	Post-Closing Adjustments. Buyer and Seller agree that the Purchase Price may be further adjusted after the Closing Date in accordance with the provisions of Section 2 of this Agreement.

8.4.

Post-Closing Deliveries.  Seller shall make the Records in Seller’s possession or control available to Buyer for pickup from Seller’s offices during normal business hours promptly after Closing, but no later than thirty (30) days after the Closing Date.

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8.5.

Costs and Expenses.  Except as otherwise expressly provided herein, Seller will pay Seller’s attorney fees and other expenses, including any fees referred to in Section 3.10; and Buyer will pay Buyer’s attorney fees and other expenses, including any fees referred to in Section 4.8, and the recording costs for the Assignments.  Buyer will pay (or reimburse Seller for) all Transfer Taxes.  The Parties agree to cooperate with each other in demonstrating that the requirements for exemptions from any of Transfer Taxes, if any, have been met.

8.6.	Risk of Loss. As of the consummation of the Closing, beneficial ownership and the risk of loss of the Properties will pass from Seller to Buyer effective from and after the Effective Time.

9. Press Releases.  Until Closing, no Party shall make any press release or other public announcements concerning this transaction without the consent of the other Party, which consent shall not be unreasonably withheld, provided, however, that, notwithstanding the foregoing, any filings required to be made by Seller or its equity holders with the applicable Governmental Authority with respect to obtaining the AKM Consent will not violate the terms and provisions of this Section 9.  Any Party desiring to make a public announcement shall first give the other Party forty-eight (48) hours written notification of its desire to make such a public announcement.  The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement.  Notwithstanding the foregoing, nothing contained herein shall prohibit any Party (or its Affiliate) from issuing or making a public announcement or other statement if such Party (or its Affiliate) deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s (or its Affiliate’s) capital stock is traded, or in connection with Buyer’s (or its Affiliate’s) financing activities, provided that in the event the disclosure is a public announcement or other statement, such Party provides the other Party with a written draft of the text of such public announcement at least forty-eight (48) hours prior to issuing or making such announcement and, upon request of the other Party, omits any references to the other Party’s identity in such public announcement.

10. Indemnification. Upon and after the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

10.1.

Assumed Obligations.  Upon the Closing, Buyer will assume (and, upon delivery by Seller of the Assignment, Buyer shall be deemed to have assumed) and hereby agrees to fulfill, perform, pay and discharge, all of the Assumed Obligations.

10.2.

Seller’s Indemnification.   From and after Closing, subject to the limitations set forth Sections 10,  14.3,  14.16 and elsewhere in this Agreement, Seller shall be responsible for, pay on a current basis, and defend, indemnify, reimburse, hold harmless and release Buyer, its Affiliates, and all of its and their respective equity holders, directors, partners, members, managers, officers, representatives, agents and employees (“Buyer Indemnified Parties”) for, from and against any and all Liabilities (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of:

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10.2.1

any breach of or default by Seller of any representation or warranty of Seller set forth in this Agreement (or brought down in the Certificate signed by Seller) (in each case, with respect to the calculation of any Liabilities resulting therefrom, but not with respect to determining whether a breach has occurred, determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty);

10.2.2	any failure by the Seller to perform any covenant or obligation of Seller set forth in this Agreement which is not cured as provided in Section 12 of this Agreement; or
10.2.3	any Retained Obligations; or
10.2.4	any of the Excluded Assets.
10.3.

Buyer’s Indemnification.  From and after Closing, subject to the limitations set forth in this Sections 10,  14.3,  14.16 and elsewhere in this Agreement, Buyer shall be responsible for, pay or caused to be paid on a current basis, and defend, indemnify, reimburse, hold harmless and release Seller, its Affiliates, and all of its and their respective equity holders, directors, partners, members, managers, officers, representatives, agents and employees (“Seller Indemnified Parties”) for, from and against any and all Liabilities (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of:

10.3.1

any breach of or default by Buyer of any representation or warranty of Buyer set forth in this Agreement (as brought down in the Certificate signed by Buyer) or any failure by Buyer to perform any covenant or obligation of Buyer set forth in this Agreement which is not cured as provided in Section 12 of this Agreement; or

10.3.2	any of the Assumed Obligations.
10.4.

Express Negligence.  Without limiting or enlarging the scope of the indemnification, defense, hold harmless, release and assumption provisions set forth in this Agreement, to the fullest extent permitted by Law, an indemnified Person shall be entitled to indemnification hereunder in accordance with the terms of Sections 5.2.2,  10.2 or 10.3, regardless of any pre-existing condition or whether the act, occurrence or circumstance giving rise to any such indemnification obligation sounds in contract, tort or otherwise, or is the result of the sole, active, passive, concurrent or comparative negligence, strict liability, breach of duty (statutory or otherwise), or other fault or violation of any Law of or by any such indemnified

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Person, provided that no such indemnification shall be applicable to the extent of any gross negligence or willful misconduct of the indemnified Person.

10.5.

Indemnification Procedure.  If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice to the indemnifying Party, including the specific details of and specific basis under this Agreement for its claim and an estimate of the amount, if reasonably estimable, of the Liabilities that have been or may be sustained by the Indemnified Party, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided,  however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the claim notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.  Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified party will give written notice to the indemnifying Party of the commencement of such action, accompanied by a copy of all papers, if any, served with respect to the action or proceeding; provided,  however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

10.6.

Defense.  If any action is brought against an indemnified party, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, and after notice from the indemnifying Party to such indemnified party of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed to assume and diligently prosecute the defense of such claim.  Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying Party fails to assume or diligently prosecute such defense, the expenses of such defense to be paid by the indemnifying Party.  As a condition to the indemnifying Party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party.  No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim.  No

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indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

10.7.	Certain Limitations on Indemnity Obligations.

10.7.1

No claim of Buyer or the Buyer Indemnified Parties pursuant to Section 10.2.1 shall be made hereunder (and Seller shall not be required to indemnify the Buyer Indemnified Parties) unless the amount of such claim exceeds an amount equal to One Hundred Thousand Dollars $100,000 (each an “Individual Claim”).  In addition, no claim of Buyer or the Buyer Indemnified Parties pursuant to Section 10.2.1 shall be made hereunder (and Seller shall not be required to indemnify the Buyer Indemnified Parties) until the total of all Individual Claims exceeds three percent (3%) of the unadjusted Purchase Price (the “Basket”).  If the total amount of all of Buyer’s or the Buyer Indemnified Parties’ Individual Claims exceeds the Basket, then Seller’s obligations under Section 10.2.1 shall be limited to the amount by which the aggregate amount of such Individual Claims exceeds the Basket.  The limitations in this Section 10.7.1 shall not limit or apply any to claims for breach of any Fundamental Representation of Seller.

10.7.2

In no event will Seller’s aggregate liability under Section 10.2.1 exceed ten percent (10%) of the unadjusted Purchase Price, except with respect to any claims for breaches of Fundamental Representations of Seller.  In no event shall Seller’s aggregate liability to Buyer (a) under Section 10.2.2 of this Agreement, (b) for breaches of Fundamental Representations of Seller or (c) otherwise in connection with the transactions contemplated hereby exceed an amount equal to the final adjusted Purchase Price.

10.7.3	The amount of any indemnification provided under Section 10.2 or 10.3 shall be net of any amounts actually recoverable by the indemnified party under any insurance policies.
10.7.4

Notwithstanding anything stated herein to the contrary: (a) neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which an adjustment has already been made to the Purchase Price under the terms of this Agreement to the extent of such adjustment; and (b) except as it relates to a breach of the special warranty of title in the Assignment or a breach of the representations and warranties contained in Sections 3.8, Seller will have no liability to Buyer or the Buyer Indemnified Parties under this Section 10 for any matter (including any breach of the other representations or warranties under Section 3) which constitutes a Title Defect or an Environmental Defect.  Claims for Title Defects or Environmental Defects, whether or not resulting in a Purchase Price adjustment because the applicable Aggregate Defect Threshold is not exceeded, are not subject to

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the terms of this Section 10, may not be claimed under this Section 10, may not be included for purposes of determining whether the limitations set forth in this Section 10.7 have been met and may not be included in the Basket for purposes of the limitations set forth in this Section 10.7.

10.7.5

Notwithstanding anything else to the contrary herein, the Parties agree that adjustments to the Purchase Price as provided for in Section 2 are not subject to the terms of this Section 10.  In addition, Seller and Buyer specifically agree that Buyer will not have any right to pursue a claim under the special warranty of title in the Assignment with respect to any matters that were raised by Buyer as a Title Defect under Section 2.1 of this Agreement.

10.7.6

Notwithstanding anything to the contrary contained in this Agreement, if either Buyer or Seller elects to proceed with the Closing with actual knowledge by such Party of any failure of any condition to be satisfied in its favor or the breach of any representation, warranty, agreement or covenant by the other Party or of the facts giving rise to any such breach, then the condition that is unsatisfied or the representation, warranty, agreement or covenant which is breached will be deemed waived by such Party, and such Party shall be deemed to fully release and forever discharge the other Party on account of any and all Liabilities, known or unknown, with respect to such condition, representation, warranty, agreement or covenant.

10.7.7

Any indemnity payments made by a Party pursuant to this Section 10 shall be treated as an adjustment to the Purchase Price for federal, state and local income tax purposes unless otherwise required by applicable Law.

10.7.8

Buyer and Seller acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

10.7.9

Any claim for indemnity under this Section 10 by any indemnified party must be brought and administered by the respective Party to this Agreement.  No indemnified party other than Seller and Buyer shall have any rights against either Seller or Buyer under the terms of this Section 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.7.9.  Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section 10 on behalf of the other indemnified Persons affiliated with it in its sole discretion and shall

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have no liability to any such other indemnified Person for any action or inaction under this Section.
10.8.

Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 5.2.2,  10.2 and 10.3 contain the Parties’ sole and exclusive remedies against each other with respect to any breaches of representations, warranties, covenants or agreements of the Parties contained in Section 3,  Section 4 or Section 5 of this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the Certificate delivered by each Party at Closing.  Except for (a) the remedies contained in Sections 5.2.2,  10.2 and 10.3, (b) subject to the terms hereof, any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Section 3,  Section 4 or Section 5, and (c) subject to the terms hereof, the remedies available at Law or in equity for breaches of the special warranty contained in the Assignment, effective as of Closing, each Party hereby releases, remises and forever discharges the other Party and the other Party’s Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors and representatives from any and all Liabilities whatsoever, in Law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to or arising out of or in connection with this Agreement, the transactions contemplated hereby, the ownership, use or operation of any of the Properties prior to the Closing, or the condition, quality, status or nature of any of the Properties prior to Closing, including rights to contribution, cost recovery or other claims under any Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, right to punitive damages, common Law rights of contribution, and rights under insurance maintained by the other Party or its Affiliates.

10.9.

Satisfaction.  Any Liabilities payable to a Buyer Indemnified Party pursuant to Section 10 shall be satisfied: (a) from the Escrow Fund; and (b) to the extent the amount of such Liabilities exceeds the amounts available to the Buyer Indemnified Party in the Escrow Fund, from the Seller.

11. Termination. The Parties agree that this Agreement is subject to termination as follows:

11.1.

Right to Terminate.  Subject to Sections 11.2 and 11.3, this Agreement may be terminated (except for the provisions referenced in Section 11.2) at any time prior to the consummation of the Closing as follows:

11.1.1	by mutual written consent of Seller and Buyer;
11.1.2

by Buyer, (i) if Seller has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 6 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it

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will not be possible for such condition to be satisfied); provided,  however, that in the case of a breach that is capable of being cured, Seller shall have until the earlier of the Outside Date and the date that is ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 11.1.2 shall not become effective unless Seller fails to cure such breach prior to the end of such period or (ii) after September 22, 2016, if the court has denied approval of the AKM Consent on or before September 22, 2016;

11.1.3

by Seller, if Buyer has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 7 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided,  however, that in the case of a breach that is capable of being cured, Buyer shall have until the earlier of the Outside Date and the date that is ten (10) days following receipt of such notice to attempt to cure the breach and the  termination under this Section 11.1.3 shall not become effective unless Buyer fails to cure such breach prior to the end of such period; or

11.1.4	by Seller, if Buyer fails to pay the Deposit within two Business Days after the Execution Date; or
11.1.5

by Seller or Buyer, if the Closing shall not have occurred on or before October 31, 2016 (the “Outside Date”), provided that such failure does not result primarily from the terminating Party’s material breach of its representations, warranties or covenants contained in this Agreement;

provided,  however, neither Seller nor Buyer shall have the right to terminate this Agreement pursuant to Section 11.1.2 or Section 11.1.3 if such Party or any of its Affiliates is at such time in material breach of any of its representations, warranties or covenants contained in this Agreement.

11.2.

Effect of Termination.  In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made.  Except as specifically provided in Section 11.3, with five (5) Business Days following the termination of this Agreement the Deposit will be refunded to Buyer.  If this Agreement is terminated in accordance with Section 11.1, then the provisions contained in this Section 11.2 and in Sections 1.2,  5.2.2,  5.2.3,  5.9,  8.5,  9,  12,  13,  14.1,  14.2,  14.5 through 14.16,  14.18,  14.19,  14.20 and 14.22, and such defined terms in Section 1.1 as may be required to give meaning to such sections, shall survive termination of this Agreement.  No termination of this Agreement under Section 11 shall relieve any Party of liability for breach of this Agreement arising prior to such termination.

11.3.	Distribution of Deposit and Remedies upon Termination.

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11.3.1

If the Closing occurs, the Escrow Fund shall remain with the Escrow Agent pursuant to the Escrow Agreement and used to satisfy any claims for indemnification by any Buyer Indemnified Party pursuant to Section 10.2.  Except to the extent of the amount of any unresolved pending claims pursuant to Section 10.2, Seller and Buyer shall instruct the Escrow Agent to release the entire balance of the Escrow Fund to Seller on the date six (6) months after the Closing Date.

11.3.2

If this Agreement is terminated by Seller pursuant to Section 11.1.3 and Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then subject to Seller’s exercise of its rights under Section 11.3.4, Buyer and Seller shall instruct the Escrow Agent to pay to Seller the Deposit as liquidated damages as Seller’s sole and exclusive remedy for any breach or failure to perform by Buyer under this Agreement.  Seller and Buyer agree that, in the event Seller receives the Deposit as liquidated damages pursuant to this Section 11.3.2, the amount of the Deposit is a reasonable estimate due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount would be a reasonable estimate of Seller’s loss in the event of any such breach or failure to perform by Buyer.  Upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any Person without any restriction under this Agreement.

11.3.3

If this Agreement is terminated by Buyer pursuant to Section 11.1.2(i) and Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then, at Buyer’s election, either (a) Buyer and Seller shall instruct the Escrow Agent to pay the Deposit to Buyer and Buyer shall be entitled to seek monetary damages available at Law from Seller for Seller’s applicable breach of this Agreement (limited to 15% of the unadjusted Purchase Price) or (b) pursuant to Section 11.3.4, the Deposit will remain in escrow with the Escrow Agent and Buyer shall be entitled to seek specific performance as provided in Section 11.3.4.

11.3.4

In lieu of termination of this Agreement, if either Party has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then such Party shall be entitled to specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate such Party if such Party determines the same in its sole discretion.  If a Party elects to seek specific performance of this Agreement, the Deposit shall be held by the Escrow Agent until a non-appealable final judgment or award on such Party’s claim for specific

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performance is rendered, at which time the Parties shall instruct the Escrow Agent to distribute the Deposit as provided in the judgment or award resolving the specific performance claim or shall be applied as provided in Section 2.

11.3.5

If this Agreement terminates for reasons other than those set forth in Section 11.1.2(i) or Section 11.1.3, then (a) Buyer and Seller shall instruct the Escrow Agent to pay the Deposit to Buyer, free of any claims by Seller or any other Person with respect thereto, and (b) except as otherwise provided in Section 11.3.6, neither Party shall have any further liability hereunder of any nature whatsoever to the other Party.

11.3.6

If this Agreement terminates for any reason other than those set forth in Section 11.1.1,  Section Error! Reference source not found.11.1.3, or Section 11.1.4, and Seller directly or indirectly receives an indication of interest for a Superior Transaction prior to the date of termination of this Agreement and enters into an agreement representing a Superior Transaction within six (6) months of such termination (whether or not with the party submitting such indication of interest), then unless Buyer has terminated under Section 11.1.2(i) and elected to enforce its rights under Section 11.3.3, Seller shall, upon the closing of the transaction contemplated by such agreement, pay to Buyer the amount of Five Million Dollars ($5,000,000.00) as a break-up fee constituting liquidated damages and as Buyer’s sole and exclusive remedy in connection with any such termination in lieu of all other recourse against Seller including monetary damages and specific performance.  Seller and Buyer agree that, in the event Buyer receives such break-up fee pursuant to this Section 11.3.6, (i) such amount is a reasonable estimate due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount would be a reasonable estimate of Buyer’s loss and (ii) Buyer shall not be entitled to seek the remedies provided for in Section 11.3.3 (other than right to receive the return of the Deposit).  If this Agreement terminates for any reason other than those set forth in Section 11.1.1,  Section Error! Reference source not found.11.1.3, or Section 11.1.4, the provisions of this Section 11.3.6 shall survive termination of this Agreement.

12. Default.  If either Party fails to perform any material obligation contained in this Agreement that is to be performed at or prior to Closing, and Closing has not yet occurred, then the Party claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance.  If such a material default by Seller has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 11.1.5 above, and each of the conditions contained in Section 7 has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents and payment of monies by Buyer the fulfillment of which is expressly provided to occur at the Closing, and conditions not satisfied as a consequence of acts or omissions of Seller

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or its Affiliates), Buyer will be entitled to exercise all of the remedies provided in Section 11.3.3 by reason of such default, including termination of this Agreement pursuant to Section 11.  If such a material default by Buyer has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 11.1.5 above, and each of the conditions contained in Section 6 has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents the fulfillment of which is expressly provided to occur at the Closing, and conditions not satisfied as a consequence of acts or omissions of Buyer or its Affiliates), Seller will be entitled to exercise all of the remedies provided in Section 11.3.1 by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 11.

13. Arbitration.  Except with respect to disputes involving Title Defects, Environmental Defects, or any cure relating thereto or any Final Statement matters or other matters to be resolved by the Consultants or Accounting Referee, which will be resolved as provided in Sections 2.1.11 or 2.7, unless expressly provided otherwise in this Agreement, any and all Arbitrable Disputes must be resolved through the use of binding arbitration in accordance with the procedures specified in this Section 13.

13.1.

Negotiation.  The Parties shall attempt to resolve any Arbitrable Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a comparable or higher level of management than the persons who have been involved in the negotiation of this Agreement.  Either Party may give the other Party written notice of any Arbitrable Dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response.  The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter continue to meet as often as they reasonably deem necessary, to use their good faith and reasonable efforts to attempt to resolve the Arbitrable Dispute.  All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

13.2.

Mediation.  If the Arbitrable Dispute has not been resolved by negotiation as provided in Section 13.1 within sixty (60) days after delivery of the initial notice of negotiation, or if the Parties failed to meet within thirty (30) days after delivery of such notice, the Parties shall endeavor to settle the dispute by mediation under the AAA Commercial Mediation Procedure then currently in effect.  Either Buyer or Seller may ask AAA to select a mediator or the Parties may mutually agree on a mediator.

13.3.

Arbitration; Rules of Arbitration.  Except as otherwise provided herein, if any Arbitrable Dispute has not been resolved under the provisions of Section 13.2 within sixty (60) days after request for mediation has been submitted to AAA, then, at the request of Buyer or Seller, an Arbitrable Dispute shall be submitted to binding

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arbitration in accordance with the AAA Commercial Arbitration Rules then in effect (the “AAA Rules”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code); provided,  however, that if there is no mediation under Section 13.2 because any Party will not participate in mediation as provided therein, the other Party may initiate arbitration at any time within sixty (60) days following a Party’s refusal to participate in mediation under such Section.  If there is any inconsistency between this Section 13 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13 shall control the rights and obligations of the Parties.

13.4.

Consolidation.  If there is more than one (1) Arbitrable Dispute that involves the same facts and Parties as the facts and Parties with respect to which arbitration has been initiated pursuant to this Agreement, such disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement, provided that disputes regarding Title Defects, Environmental Defects or any cure relating thereto or any Final Statement matters or other matters to be resolved by the Consultants or Accounting Referee shall not be consolidated with an Arbitrable Dispute under this Section 13.

13.5.

Initiation; Selection of Arbitrators.  Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant has referred the Arbitrable Dispute to binding arbitration.  Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed.  Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed.  All arbitrators must (a) be neutral parties who have never been officers, directors or employees of the Parties or any of their Affiliates, or have performed material work for either of the Parties or its Affiliates within the preceding five (5) year period, and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the arbitrators in the process of resolving such dispute.  Unless expressly provided otherwise in this Agreement arbitrators must have a formal education or training in the area of dispute resolution and must have not less than seven (7) years’ experience as a lawyer in the energy industry with experience in exploration, contracts and production issues.  The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed, consistent with the selection criteria above and with due regard given to input from the Parties.  If either the Respondent fails to name its Party-appointed arbitrator within the time permitted, or if the two arbitrators are unable to agree on a third arbitrator within thirty (30) days from the date the second arbitrator has been appointed, then the missing arbitrator(s) shall be selected by the AAA with due regard given to the selection criteria above and input from the Parties and other arbitrators.  The Parties acknowledge that each Party may have confidential communications with its Party-appointed arbitrator concerning that arbitrator’s selection.  The AAA shall select the missing arbitrator(s) not later than ninety (90)

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days from initiation of arbitration.  In the event the AAA should fail to select the third arbitrator within ninety (90) days from initiation of arbitration, then any Party may petition the Chief United States District Judge for the Western District of Oklahoma, to select the third arbitrator.  Such selection shall be consistent with the selection criteria above and with due regard given to input from the Parties and other arbitrators.

13.6.

Procedure.  The arbitration shall proceed under the AAA Rules and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et. seq.  The arbitrators may, in their discretion, limit or expand discovery in any arbitration proceeding.  The Parties expressly covenant and agree to be bound by the decision of the arbitrators as a final determination of the matter in dispute, and a judgment thereon may be entered in any court of competent jurisdiction.  In rendering the award the arbitrators shall abide by (a) the terms and conditions of this Agreement including, without limitation, any and all restrictions, prohibitions or limitations on damages or remedies set forth in this Agreement and (b) the law of the State of Oklahoma.  The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement.  The arbitrators may award equitable relief, such as specific performance, as well as monetary damages for any Party’s breach of such Party’s obligations under this Agreement, but in no event may the arbitrators’ award indirect, consequential, exemplary or punitive damages or damages for lost profits.

13.7.

Location and Timing.  The arbitration shall take place in Oklahoma City, Oklahoma and commence within sixty (60) days after the selection of the third arbitrator, unless delayed by order of the arbitrators.  The hearing shall be based upon written position papers submitted by each Party within fifteen (15) days after the selection of the third arbitrator, stating such Party’s proposed resolution of the dispute.  The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.  The arbitrators shall determine the Arbitrable Disputes and render a final award on or before thirty (30) days following the completion of the hearing.  The arbitrators’ decision shall be in writing and set forth the reasons for the award.

13.8.

Expenses; Award of Fees.  The arbitration panel may apportion the costs of arbitration between or among the Parties in such manner as it deems reasonable, taking into account the circumstances of the Arbitrable Dispute, the conduct of the Parties and the result of arbitration.  The arbitration panel shall be empowered and directed to enter an award by default against any Party to the arbitration who declines to pay when required by the arbitration panel its share of such fees and costs.  In addition, the arbitration panel, shall be entitled to award to a Party such Party’s reasonable attorney’s fees and expert fees, as determined by the arbitration panel considering those factors mentioned in the first sentence of this Section 13.8, incurred in connection with such Party’s preparation for and participation in the arbitration.

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13.9.

Limitations.  All statutes of limitations and defenses based upon passage of time applicable to any Arbitrable Dispute (including any counterclaim or setoff) shall be interrupted by the initiating of the dispute resolution process pursuant to this Section 13 and suspended while any of the dispute resolution processes described in this Section 13 is pending.  The terms hereof shall not create or limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims.

13.10.

Enforcement; Remedies.  Prior to the appointment of the third arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction, provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence the dispute resolution process set forth in this Section 13.  Such court-ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators and in no event for longer than ninety (90) days.  Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties.  Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court and in order to prevent irreparable harm, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court or grant permanent injunctive or other equitable relief.

14. Miscellaneous. It is further agreed as follows:

14.1.

Time.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence of this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

14.2.

Notices.  All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as

2724222659Asset Purchase Agreement

received on the return notice; (c) if by email, then upon an affirmative reply by email by the intended recipient that such email was received, provided that if such email is received after 5:00 pm local time of such recipient, such email will be deemed to have been received on the following Business Day; or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery.  Addresses for all such notices and communication shall be as follows:

To Seller:	SCOOP Energy Company, LLC 301 NW 63rd Street, Suite 400 Oklahoma City, Oklahoma 73116 Attention: Scott R. Mueller Telephone:(405) 418-8080 Email: scott.mueller@aep-lp.com
With a copy to:	SCOOP Energy Company, LLC 301 NW 63rd Street, Suite 400 Oklahoma City, Oklahoma 73116 Attention: Thomas J. Blalock Telephone: (405) 608-5727 Email: tom.blalock@aep-lp.com
To Buyer:	Jones Energy Holdings, LLC 807 Las Cimas Parkway Austin, Texas 78746 Attention: Mike S. McConnell Telephone: (512) 493-4299 Email: mmcconnell@jonesenergy.com
With a copy to:	Baker Botts L.L.P. 98 San Jacinto Blvd. Suite 1500 Austin, Texas 78701-4078 Attention: Mike Bengtson Telephone: (512) 322-2661 Email: mike.bengtson@bakerbotts.com

Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

14.3.

Survival.  Except as otherwise expressly provided in the applicable Section of this Agreement, (a) the Fundamental Representations and the representations corresponding thereto in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect to such representations) will survive the Execution Date for the period thirty (30) days following the expiration of the applicable statute of limitations and shall thereafter be of no further force or effect, (b) covenants of the Parties contained in this Agreement shall survive until fully performed, and (c) all of the other

2724222660Asset Purchase Agreement

representations and warranties of the Parties contained in this Agreement or in any certificate delivered in connection with this Agreement will survive the Execution Date for a period of twelve (12) months and shall thereafter be of no further force or effect (as to each of (a), (b) and (c) above, the “Expiration Date”); provided,  however, any representation, warranty or covenant as to which a claim shall have been asserted prior to the Expiration Date shall survive until such claim and the indemnity claim with respect thereto are resolved.  Notwithstanding the foregoing, the Indemnities in Sections 5.2.2,  10.2.3,  10.2.4 and 10.3.2 shall survive the Closing without time limit.  The special warranty of title set forth in the Assignment will survive the Closing Date for a period of two (2) years and shall thereafter be of no further force or effect except that any claim under such special warranty of title which has been asserted prior to the end of such two (2) years period shall survive until such claim with respect thereto is resolved.  The intended effect of termination of (a) representations, warranties and covenants (and the indemnification rights with respect thereto) and (b) the special warranty of title is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto or with respect to such special warranty of title.  Subject to the limitations set forth in this Section, the provisions of this Agreement shall survive the delivery of the Assignment at Closing, unless otherwise indicated.

14.4.

Cooperation.  Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

14.5.

No Third Party Beneficiaries.  Except for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Sections 5.2.2 and 10, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a third party beneficiary of this Agreement.

14.6.

Cumulative Remedies.  Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

14.7.

Choice of Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction.

14.8.	Entire Agreement. This Agreement (including, for purposes of certainty, the Exhibits and Schedules attached hereto), the Assignment and other documents to

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be executed hereunder and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

14.9.

Assignment.  Except as contemplated in Section 14.17, it is agreed that no Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement, and no such assignment under Section 14.17 shall be deemed to have released the assigning Party from any of its obligations under this Agreement;  provided that Buyer, subject to Buyer remaining liable for the performance of its obligations under this Agreement, may direct that the Properties be assigned to one of its subsidiaries at the Closing.

14.10.

Amendment.  Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

14.11.

Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future Law or public policy, the remainder of this Agreement will not be affected thereby.  It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

14.12.

Attorney Fees.  If any Party institutes an Proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein (regardless of whether the prevailing Party is the plaintiff or the defendant in such action or proceeding) for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

14.13.

Waiver.  Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

14.14.

Counterparts; Facsimiles; Electronic Transmission.  This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.  The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

2724222662Asset Purchase Agreement

14.15.

Joint Acknowledgment.  This written Agreement represents the final agreement between the Parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties.

14.16.

Waiver of Jury Trial, Special Damages, etc.  Each of Buyer and Seller hereby knowingly, voluntarily, intentionally and irrevocably (a) waives, to the maximum extent not prohibited by Law, any right it may have to a trial by a jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with this Agreement or any transaction contemplated hereby or associated herewith, (b) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any such Proceeding any “Special Damages,” as defined below, and (c) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the mutual waivers and certifications contained in this Section, in each case it being the express intent, understanding, and agreement of the Parties that such waivers are to be given the fullest effect, notwithstanding the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Party.  As used in this Section, “Special Damages” means all special, exemplary, punitive, consequential, indirect, remote and speculative damages (regardless of how named, and including loss of profit, loss of revenue, loss of production or reserves, or any other incidental damages), but does not include any payments or funds which a Party has expressly promised to pay or deliver to the other Party or any claims of any Person for which one Party has agreed to indemnify the other Party under this agreement.

14.17.

Possible Exchange.  Each of Buyer and Seller reserve the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to §1031 of the Internal Revenue Code of 1986, as amended, and its implementing regulations. In connection with effectuating a non-simultaneous like-kind exchange, each Party reserves the right, at or prior to Closing, to assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in §1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37). In addition, should a Party choose to structure the transaction provided under the terms of this Agreement as a non-simultaneous like-kind exchange, the other Party agrees to execute all documents reasonably necessary to effectuate the non-simultaneous like-kind exchange.

14.18.

Mutuality.  The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them.  Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by either Party.

2724222663Asset Purchase Agreement

14.19.

Schedules.  The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of Seller.  The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).  Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation or warranty to which the matters disclosed reasonably relate.

14.20.

Preparation of Agreement.  Both Buyer and Seller and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

14.21.

Filings, Notices and Approvals.  Promptly after the Closing, Buyer shall (a) record the Assignments of the Properties and all state/federal assignments delivered at Closing in all applicable real property records and/or, if applicable, all state or federal agencies and (b) actively pursue the approval of all Customary Post-Closing Consents from applicable Governmental Authorities of the Assignment of the Properties transferred to Buyer at Closing.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bonds.

14.22.

Nonrecourse to Others.  The Parties further agree that, notwithstanding anything to the contrary set forth in this Agreement and subject to the other limitations on liability set forth in this Agreement, Buyer’s sole recourse for any and all loss, damage, claim, liability, expense or other obligations arising under this Agreement or any of the documents or transactions relating thereto shall be solely to Seller and neither Buyer nor the Buyer Indemnified Parties will have any recourse to Seller’s Affiliates or any of the Seller Indemnified Parties.

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SIGNATURE PAGES FOLLOW]

2724222664Asset Purchase Agreement

IN WITNESS WHEREOF, Seller has executed this Agreement on the Execution Date.

Seller:

SCOOP ENERGY COMPANY, LLC, an Oklahoma limited liability company

By: /s/ Scott R. Mueller

Name: Scott R. Mueller

Title: Chief Financial Officer

Seller’s Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Buyer has executed this Agreement on the Execution Date.

Buyer:

JONES ENERGY HOLDINGS, LLC,

a Delaware corporation

By: /s/ Jonny Jones

Name: Jonny Jones

Title: CEO

Buyer’s Signature Page to Purchase and Sale Agreement